    As filed with the Securities and Exchange Commission on September 3, 2004
                    An Exhibit List can be found on page II-3.
                             Registration No. 333-

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          ONE VOICE TECHNOLOGIES, INC.

                 (Name of small business issuer in its charter)

            NEVADA                                                95-4714338
-------------------------------                              -------------------
(State or other Jurisdiction of                               (I.R.S. Employer
 Incorporation or Organization)                              Identification No.)

                                      7372
                          ----------------------------
                          (Primary Standard Industrial
                          Classification Code Number)

                         6333 GREENWICH DRIVE, SUITE 240
                           SAN DIEGO, CALIFORNIA 92122
                                 (858) 552-4466

        (Address and telephone number of principal executive offices and principal place of business)

                              DEAN WEBER, PRESIDENT
                          ONE VOICE TECHNOLOGIES, INC.
                         6333 GREENWICH DRIVE, SUITE 240
                           SAN DIEGO, CALIFORNIA 92122
                                 (858) 552-4466
            (Name, address and telephone number of agent for service)

                                   Copies to:
                             Darrin M. Ocasio, Esq.
                       Sichenzia Ross Friedman Ference LLP
                     1065 Avenue of the Americas, 21st Flr.
                            New York, New York 10018
                                 (212) 930-9700
                              (212) 930-9725 (fax)

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                       CALCULATION OF REGISTRATION FEE
============================================= ================= ==================== ===================== ==============
                                                                 PROPOSED MAXIMUM      PROPOSED MAXIMUM      AMOUNT OF
     TITLE OF EACH CLASS OF SECURITIES          AMOUNT TO BE    OFFERING PRICE PER    AGGREGATE OFFERING   REGISTRATION
             TO BE REGISTERED                    REGISTERED         SECURITY(1)             PRICE               FEE
--------------------------------------------- ----------------- -------------------- --------------------- --------------
Shares of common stock, $.001 par value (2)      14,914,771         $0.088              $  1,312,499.85        $166.29
Shares of common stock, $.001 par value (3)       3,480,113         $0.088              $    306,249.94        $ 38.80
Shares of common stock, $.001 par value (4)      16,851,062         $0.088              $  1,482,893.46        $187.88
Shares of common stock, $.001 par value (5)         145,000         $0.088              $     12,760.00        $  1.62

Total                                            35,390,946                                                    $394.59
============================================= ================= ==================== ===================== ==============

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-the-Counter Bulletin Board on August 20, 2004.

(2) Represents shares underlying 7% promissory notes.

(3) Represents shares underlying class A warrants.

(4) Represents shares underlying a 7 3/4% convertible debenture.

(5) Represents shares underlying a warrant.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED SEPTEMBER 3, 2004

The information in this prospectus is not complete and may be changed.

                          ONE VOICE TECHNOLOGIES, INC.

                              35,390,946 SHARES OF

                                  COMMON STOCK

This prospectus relates to the resale by the selling stockholders of 35,390,946 shares of our common stock, based on current market prices. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed to be a statutory underwriter of the shares of common stock, which they are offering.

We will pay the expenses of registering these shares.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the NASD Over-The-Counter Bulletin Board under the symbol "ONEV." The last reported sales price per share of our common stock as reported by the NASD Over-The-Counter Bulletin Board on August 24, 2004 was $.088.

            INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE _.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 3, 2004.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS IS INCLUDED IN THE REGISTRATION STATEMENT THAT WAS FILED BY ONE VOICE TECHNOLOGIES, INC., WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               PROSPECTUS SUMMARY

THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN THE SECURITIES. BEFORE MAKING AN INVESTMENT DECISION, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION, THE FINANCIAL STATEMENTS AND THE NOTES TO THE FINANCIAL STATEMENTS.

ONE VOICE TECHNOLOGIES, INC.

We are a developer of 4th generation voice solutions for the telecom, telematics, television and Internet appliance, and personal computer markets. Our Intelligent Voice(TM) solutions employ patented and patent pending technology that allows people to use their voice to compose, send and receive messages, purchase products, access information, and control devices.

Our technology allows people to talk with computers and wireless devices, such as cellular phones and personal digital assistants, in a way that has not been seen in any commercial product to date. Our technology engine allows worldwide consumers to talk, as if they were speaking to another person, and instantaneously access and interact with content on the World Wide Web. Internet users can talk with any website to search and find information through an interactive and entertaining experience.

Our development efforts are focused on MobileVoice Messaging in the wireless market. This sector has both business and consumer market applications. MobileVoice Messaging is the only solution available that gives wireless phone users the ability to address, compose and send e-mail, phone to phone and paging messages using only their voice.

Our initial product is the first in our line of intelligent voice interactive solutions. Our software is based on artificial intelligence that allows people to talk with their computers and wireless devices through everyday common speech. Our artificial intelligence technology is so advanced that it understands not only simple phrases but advanced linguistic concepts such as topic, subject and synonym relationships. By asking the user relevant questions, our software system can help clarify and learn from the user's requests.

      The Offering

Common stock offered by selling stockholders    Up to 35,390,946 shares, based
(includes warrants and 150% of the shares       on current market prices and
underlying 7% convertible notes................ assuming full conversion of the
                                                This number represents 37.01% of
                                                outstanding stock after the
                                                offering.
Common stock to be outstanding after the
offering....................................    Up to 241,185,546 shares

Use of proceeds.............................    We will not receive any proceeds
                                                from the sale of the common
                                                stock.

Over-The-Counter Bulletin Board ............    ONEV

The above information is based on 222,790,662 shares of common stock outstanding as of August 20, 2004 and assumes the subsequent conversion of our issued convertible notes/debentures, and exercise of warrants by our selling stockholders.

                                  RISK FACTORS

THIS INVESTMENT HAS A HIGH DEGREE OF RISK. BEFORE YOU INVEST YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION COULD BE HARMED AND THE VALUE OF OUR STOCK COULD GO DOWN. THIS MEANS YOU COULD LOSE ALL OR A PART OF YOUR INVESTMENT.

RISKS RELATING TO OUR CURRENT AUGUST 2004 FINANCING AGREEMENT:

THERE ARE A LARGE NUMBER OF SHARES UNDERLYING OUR CONVERTIBLE NOTES, AND WARRANTS THAT ARE BEING REGISTERED IN THIS PROSPECTUS SALE AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

As of August 20, 2004, we had approximately 222,790,662 shares of common stock issued and we are registering in this prospectus shares of common stock underlying convertible promissory notes that may be converted into an estimated 14,914,771 shares of common stock at current market prices, and warrants to purchase 3,480,113 shares of common stock. As sequential conversions and sales take place, the price of our securities may decline and if so, our convertible note holders would be entitled to receive an increasing number of shares, which could then be sold, triggering further price declines and conversions for even larger numbers of shares, to the detriment of the investors in this offering. All of the shares, including all of the shares issuable upon conversion of the note and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

THE CONTINUOUSLY ADJUSTABLE CONVERSION PRICE FEATURE OF OUR CONVERTIBLE NOTES COULD REQUIRE US TO ISSUE A SUBSTANTIALLY GREATER NUMBER OF SHARES, WHICH WILL CAUSE DILUTION TO OUR EXISTING STOCKHOLDERS.

Our obligation to issue shares upon conversion of our convertible securities is essentially limitless. As sequential conversions and sales take place, the price of our securities may decline and if so, our convertible note holders would be entitled to receive an increasing number of shares, which could then be sold, triggering further price declines and conversions for even larger numbers of shares, to the detriment of the investors in this offering. All of the shares, including all of the shares issuable upon conversion of the note and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

The following is an example of the amount shares of our common stock that is issuable, upon conversion of our convertible notes, based on market prices 25%, 50% and 75% below the market price, as of August 20, 2004 of $0.088.


                                                   With                                            Percentage of
% Below Market          Price Per Share       Discount of 20%     Number of Shares Issuable      Outstanding Stock
--------------          ---------------       ---------------     -------------------------      -----------------
         25%                   $.066                $.0528                 13,257,575                  5.62%
         50%                   $.044                $.0352                 19,886,363                 56.15%
         75%                   $.0075               $.0220                 31,818,181                 71.92%

* This number exceeds our authorized common stock of 250,000,000.

As illustrated, the number of shares of common stock issuable upon conversion of our convertible notes being registered in this prospectus will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

THE ISSUANCE OF SHARES UPON CONVERSION OF THE CONVERTIBLE NOTE AND EXERCISE OF OUTSTANDING WARRANTS MAY CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION TO OUR EXISTING STOCKHOLDERS.

The issuance of shares upon conversion of the convertible note and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholders may not convert their convertible note and/or exercise their warrants if such conversion or exercise would cause them to own more than 9.99% of our outstanding common stock, this restriction does not prevent the selling stockholders from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the selling stockholders could sell more than this limit while never holding more than this limit. If this 9.99% limitation is waived there is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock , including investors in this offering, and may result in a change of control of One Voice.

THE CONTINUOUSLY ADJUSTABLE CONVERSION PRICE FEATURE OF OUR CONVERTIBLE DEBENTURES MAY ENCOURAGE INVESTORS TO MAKE SHORT SALES IN OUR COMMON STOCK, WHICH COULD HAVE A DEPRESSIVE EFFECT ON THE PRICE OF OUR COMMON STOCK.

The convertible debentures are convertible into shares of our common stock at a 20% discount to the average of the three lowest closing prices during the 30 days prior to the conversion. The significant downward pressure on the price of the common stock as the selling stockholders converts and sells material amounts of common stock could encourage short sales by investors. This could place further downward pressure on the price of the common stock. The selling stockholders could sell common stock into the market in anticipation of covering the short sale by converting their securities, which could cause the further downward pressure on the stock price. In addition, not only the sale of shares issued upon conversion or exercise of debentures, warrants and options, but also the mere perception that these sales could occur, may adversely affect the market price of the common stock.

RISKS RELATED TO OUR BUSINESS:

WE HAVE LOST MONEY SINCE INCEPTION. WE EXPECT FUTURE LOSSES AND WE MAY NEVER BECOME PROFITABLE.

Since inception, we have incurred significant losses. We expect to continue to incur net losses until sales generate sufficient revenues to fund our continuing operations. We may fail to achieve significant revenues from sales or achieve or sustain profitability. There can be no assurance of when, if ever, we will be profitable or be able to maintain profitability.

IF WE DO NOT BECOME PROFITABLE WE MAY NOT BE ABLE TO CONTINUE OUR OPERATIONS.

Our future sales and profitability depend in part on our ability to demonstrate to prospective customers the potential performance advantages of using voice interface software. To date, commercial sales of our software have been limited. A lack of a proven market or market studies for our product means that while we, software engineers and software magazine writers may believe the public will enthusiastically accept voice interface software, the true market for this product may be minor or nonexistent. This could result in little or no sales revenue without which we will not be able to continue our operations indefinitely.

WE HAVE A LIMITED OPERATING HISTORY WHICH MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS.

Our current corporate entity commenced operations in 1999 and has a limited operating history. We have limited financial results on which you can assess our future success. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by growing companies in new and rapidly evolving markets, such as voice recognition software, media delivery systems and electronic commerce.

To address the risks and uncertainties we face, we must:

-- establish and maintain broad market acceptance of our products and services and convert that acceptance into direct and indirect sources of revenues;
--   maintain and enhance our brand name;
-- continue to timely and successfully develop new products, product features and services and increase the functionality and features of existing products;
-- successfully respond to competition from Microsoft and others, including emerging technologies and solutions; and
-- develop and maintain strategic relationships to enhance the distribution, features and utility of our products and services.

IF WE ARE UNABLE TO OBTAIN ADDITIONAL FUNDING OUR BUSINESS OPERATIONS WILL BE HARMED.

We believe that our available short-term assets and investment income will be sufficient to meet our operating expenses and capital expenditures through the end of fiscal year 2003. We do not know if additional financing will be available when needed, or if it is available, if it will be available on acceptable terms. Insufficient funds may prevent us from implementing our business strategy or may require us to delay, scale back or eliminate certain contracts for the provision of voice interface software.

OUR OPERATING RESULTS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY.

As a result of our limited operating history and the rapidly changing nature of the markets in which we compete, our quarterly and annual revenues and operating results are likely to fluctuate from period to period. These fluctuations may be caused by a number of factors, many of which are beyond our control. These factors include the following, as well as others discussed elsewhere in this section:

o how and when we introduce new products and services and enhance our existing products and services;
o our ability to attract and retain new customers and satisfy our customers' demands;
o    the timing and success of our brand-building and marketing campaigns;
o    our ability to establish and maintain strategic relationships;
o    our ability to attract, train and retain key personnel;
o    the demand for voice recognition Internet search software applications;
o    the emergence and success of new and existing competition;
o varying operating costs and capital expenditures related to the expansion of our business operations and infrastructure, domestically and internationally, including the hiring of new employees;
o technical difficulties with our products, system downtime, system failures or interruptions in Internet access;
o    changes in the mix of products and services that we sell to our customers;
o costs and effects related to the acquisition of businesses or technology and related integration; and
o    costs of litigation and intellectual property protection.

In addition, because the market for our products and services is relatively new and rapidly changing, it is difficult to predict future financial results.

For these reasons, you should not rely on period-to-period comparisons of our financial results, if any, as indications of future results. Our future operating results could fall below the expectations of public market analysts or investors and significantly reduce the market price of our common stock. Fluctuations in our operating results will likely increase the volatility of our stock price.

WE ARE A DEVELOPMENT-STAGE COMPANY AND UNEXPECTED OR UNCONTROLLABLE BUSINESS OR ECONOMIC FORCES ARE MORE LIKELY TO HARM US.

We are in the development or starting stages of our business plan and are therefore more vulnerable to unexpected or uncontrollable business and economic forces. We lack any loyalty and brand name recognition from potential customers and business partners. Unknown software errors may not be corrected in time to develop a sustainable customer base. Unfavorable product reviews or news reports could squelch early sales efforts. A competitor may quickly release a better version of a similar product before we can complete our development efforts. Economic conditions such as a national or world recession, international trade restrictions on computer product sales, or a slowdown in new technology growth could reduce our revenues below financially-healthy levels. The risks of a development-stage company include a lack of job security for employees and the possible loss of all investment funds by investors

OUR CURRENT AND POTENTIAL COMPETITORS, SOME OF WHOM HAVE GREATER RESOURCES AND EXPERIENCE THAN WE DO, MAY DEVELOP PRODUCTS AND TECHNOLOGIES THAT MAY CAUSE DEMAND FOR, AND THE PRICES OF, OUR PRODUCTS TO DECLINE.

A number of companies have developed, or are expected to develop, products that compete with our products. Competitors in the voice interface software market include IBM, Lernout and Hauspie Speech Products, SpeechWorks and Nuance. We expect additional competition from other companies such as Microsoft, who has recently made investments in, and acquired, voice interface technology companies. Furthermore, our competitors may combine with each other, and other companies may enter our markets by acquiring or entering into strategic relationships with our competitors. Current and potential competitors have established, or may establish, cooperative relationships among themselves or with third parties to increase the abilities of their advanced speech and language technology products to address the needs of our prospective customers.

Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, greater name recognition and larger customer bases than we do. Our present or future competitors may be able to develop products comparable or superior to those we offer, adapt more quickly than we do to new technologies, evolving industry trends and standards or customer requirements, or devote greater resources to the development, promotion and sale of their products than we do. Accordingly, we may not be able to compete effectively in our markets, competition may intensify and future competition may harm our business.

ANY INABILITY TO ADEQUATELY PROTECT OUR PROPRIETARY TECHNOLOGY COULD HARM OUR ABILITY TO COMPETE.

Our future success and ability to compete depends in part upon our proprietary technology and our trademarks, which we attempt to protect with a combination of patent, copyright, trademark and trade secret laws, as well as with our confidentiality procedures and contractual provisions. These legal protections afford only limited protection and are time-consuming and expensive to obtain and/or maintain. Further, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property.

We have recently been issued our first patent. In addition we have received a notice of allowance regarding a second and third patent. Any patents that are issued to us could be invalidated, circumvented or challenged. If challenged, our patents might not be upheld or their claims could be narrowed. Our intellectual property may not be adequate to provide us with competitive advantage or to prevent competitors from entering the markets for our products. Additionally, our competitors could independently develop non-infringing technologies that are competitive with, equivalent to, and/or superior to our technology. Monitoring infringement and/or misappropriation of intellectual property can be difficult, and there is no guarantee that we would detect any infringement or misappropriation of our proprietary rights. Even if we do detect infringement or misappropriation of our proprietary rights, litigation to enforce these rights could cause us to divert financial and other resources away from our business operations. Further, we license our products internationally, and the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States.

OUR PRODUCTS MAY INFRINGE UPON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS AND RESULTING CLAIMS AGAINST US COULD BE COSTLY AND REQUIRE US TO ENTER INTO DISADVANTAGEOUS LICENSE OR ROYALTY ARRANGEMENTS.

The software industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement and the violation of intellectual property rights. Although we attempt to avoid infringing upon known proprietary rights of third parties, we may be subject to legal proceedings and claims for alleged infringement by us or our licensees of third-party proprietary rights, such as patents, trade secrets, trademarks or copyrights, from time to time in the ordinary course of business. Any claims relating to the infringement of third-party proprietary rights, even if not successful or meritorious, could result in costly litigation, divert resources and management's attention or require us to enter into royalty or license agreements which are not advantageous to us. In addition, parties making these claims may be able to obtain injunctions, which could prevent us from selling our products. Furthermore, former employers of our employees may assert that these employees have improperly disclosed confidential or proprietary information to us. Any of these results could harm our business. We may be increasingly subject to infringement claims as the number of, and number of features of, our products grow.

IF THE STANDARDS WE HAVE SELECTED TO SUPPORT ARE NOT ADOPTED AS THE STANDARDS FOR SPEECH-ACTIVATED SOFTWARE, BUSINESSES MIGHT NOT USE OUR SPEECH-ACTIVATED SOFTWARE PLATFORM FOR DELIVERY OF APPLICATIONS AND SERVICES, AND OUR REVENUE GROWTH COULD BE NEGATIVELY AFFECTED.

The market for speech-activated services software is new and emerging. Certain industry software standards have, however, been established but may change as the technology evolves. We may not be competitive unless our products support changing industry software standards. The emergence of industry standards other than those we have selected to support, whether through adoption by official standards committees or widespread usage, could require costly and time consuming redesign of our products. If these standards become widespread and our products do not support them, our clients and potential clients may not purchase our products, and our revenue growth could be adversely affected. Multiple standards in the marketplace could also make it difficult for us to design our products to support all applicable standards, which could also result in decreased sales of our products.

OUR FAILURE TO RESPOND TO RAPID CHANGE IN THE MARKET FOR SPEECH-ACTIVATED SERVICES SOFTWARE COULD CAUSE US TO LOSE REVENUE AND HARM OUR BUSINESS.

The speech-activated services software industry is relatively new and rapidly evolving. Our success will depend substantially upon our ability to enhance our existing products and to develop and introduce, on a timely and cost-effective basis, new products and features that meet changing end-user requirements and incorporate technological advancements. If we are unable to develop new products and enhanced functionalities or technologies to adapt to these changes, or if we cannot offset a decline in revenue from existing products with sales of new products, our business will suffer.

Commercial acceptance of our products and technologies will depend, among other things, on:

-- the ability of our products and technologies to meet and adapt to the needs of our target markets;
-- the performance and price of our products as compared to our competitors' products;
--   our ability to deliver customer service directly and through our resellers;
     and
--   the ability of our customers to utilize our product.

OUR PRODUCTS MAY NOT BE 100% ACCURATE AT RECOGNIZING SPEECH OR AUTHENTICATING SPEAKER IDENTITIES AND WE COULD BE SUBJECT TO CLAIMS RELATED TO THE PERFORMANCE OF OUR PRODUCTS. ANY CLAIMS, WHETHER SUCCESSFUL OR UNSUCCESSFUL, COULD RESULT IN SIGNIFICANT COSTS AND COULD DAMAGE OUR REPUTATION.

Speech recognition, natural language understanding and authentication technologies, including our own, are not 100% accurate. Our customers will use our products to provide important services to their customers. Any misrecognition of voice commands or incorrect authentication of a user's voice in connection with these transactions could result in claims against us or our customers for losses incurred. Although our contracts will typically contain provisions designed to limit our exposure to liability claims, a claim brought against us for misrecognition or incorrect authentication, even if unsuccessful, could be time-consuming, divert management's attention, result in costly litigation and harm our reputation. Moreover, existing or future laws or unfavorable judicial decisions could limit the enforceability of the limitation of liability, disclaimer of warranty or other protective provisions contained in our contracts.

THERE ARE RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS MADE BY US AND ACTUAL RESULTS MAY DIFFER.

Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

--   discuss our future expectations;
-- contain projections of our future results of operations or of our financial condition; and
--   state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. You should be aware that the occurrence of the events described in these risk factors could have an adverse effect on our business, results of operations and financial condition.

RISKS RELATING TO OUR COMMON STOCK:

IF WE FAIL TO MEET THE EXPECTATIONS OF PUBLIC MARKET ANALYSTS AND INVESTORS, THE MARKET PRICE OF OUR COMMON STOCK MAY DECREASE SIGNIFICANTLY.

Public market analysts and investors have not been able to develop consistent financial models for the Internet market because of the unpredictable rate of growth of Internet use, the rapidly changing models of doing business on the Internet and the Internet's relatively low barriers to entry. As a result, and because of the other risks discussed in this prospectus, it may be likely that our actual results will not meet the expectations of public market analysts and investors in future periods. If this occurs, the price of our common stock will likely fall.

OUR COMMON STOCK IS SUBJECT TO "PENNY STOCK" RULES.

The Securities and Exchange Commission (the "Commission") has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience objectives of the person; and
(ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks

                                 USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders of our company. There will be no proceeds to our company from the sale of shares of common stock in this offering.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock trades on the NASD Over-The-Counter Bulletin Board under the symbol "ONEV." The Over-The-Counter Bulletin Board is sponsored by the National Association of Securities Dealers (NASD) and is a network of security dealers who buy and sell stocks.

For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

                                    Low        High
                                    ---        ----
2001
----
First Quarter                        .9375    2.4844
Second Quarter                       .34      2.75
Third Quarter                        .45      1.20
Fourth Quarter                       .20       .82

2002
----
First Quarter                        .37      1.03
Second Quarter                       .23       .79
Third Quarter                        .13       .36
Fourth Quarter                       .15       .25

2003
----
First Quarter                        .09       .17
Second Quarter                       .07       .12
Third Quarter                        .08       .12
Fourth Quarter                       .03       .07

As of August 24, 2004, our common stock shares were held by 164 stockholders of record. We believe that the number of beneficial owners is substantially greater than the number of record holders because a significant portion of our outstanding common stock is held of record in broker "street names" for the benefit of individual investors. The transfer agent of our common stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209.

DIVIDEND POLICY

Our board of directors determines any payment of dividends. We do not expect to authorize the payment of cash dividends in the foreseeable future. Any future decision with respect to dividends will depend on future earnings, operations, capital requirements and availability, restrictions in future financing agreements, and other business and financial considerations.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

THE FOLLOWING DISCUSSION AND ANALYSIS OF OUR PLAN OF OPERATION SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND THE RELATED NOTES. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934 WHICH ARE BASED UPON CURRENT EXPECTATIONS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS OUR PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. OUR ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS," "BUSINESS" AND ELSEWHERE IN THIS PROSPECTUS. SEE "RISK FACTORS."

OVERVIEW

One Voice Technologies, Inc. is a voice recognition technology company with over $26 million invested in Research and Development and deployment of more than 20 million products worldwide in seven languages. To date, our customers include Golden State Cellular, Panhandle Telephone, Montan Telecom, Tata Infotech, Telispire PCS, Warner Brothers and Disney with strong technology and business partnerships with Philips Electronics and IBM. Based on our patented technology, One Voice offers voice solutions for the Telecom, Enterprise, PC and Interactive Multimedia markets. Our solutions allow business and consumer phone users to Voice Dial, Group Conference Call, Read and Send E-Mail and Instant Messages all by voice. We offer these solutions through both domestic and international wireless and wireline carriers along with reseller channels for corporations with a mobile workforce. We offer PC manufacturers the ability to bundle a complete voice interactive computer assistant which allows PC users to talk to their computers to quickly launch applications, websites, read and send E-mails and dictate letters. We feel we are strongly positioned across these markets with our patented voice technology.

In May 2004, we announced that Microsoft demonstrated our soon to be released Media Center Communicator in their Windows Hardware Showcase at the 2004 Windows Hardware Engineering Conference (WinHEC). The Windows Hardware Showcase enabled visitors to see firsthand what the future holds for Windows-based solutions. We are proud to have been the only voice technology company showcased by Microsoft at this show.

Our Media Center Communicator, scheduled for release August 2004, seamlessly integrates with Windows XP Media Center Edition 2004 by adding a complete communications package including sending and reading E-mail, SMS Text Messaging to mobile phones, Instant Messaging, PC-to-Phone calling and a full-featured voice command user interface. In August 2004 we will launch our Communicator product, with select PC manufacturers, which will contain all the above communications features without voice commands, followed this fall with a deluxe Communicator product adding the voice command features. The fall release of our deluxe version will be timed with Microsoft's release of their next version of Windows XP Media Center.

In May 2004, we announced that Montan Telecom AG has signed a multi-year agreement with One Voice to offer the German language version of One Voice's MobileVoice service to Montan Telecom's subscribers in Germany, Austria and Liechtenstein. A launch date has not currently been set.

In May 2004, we announced that One Voice and Tata Infotech had entered into a strategic alliance for technology partnership and reselling of One Voice products in India. Pursuant to this alliance, Tata Infotech and One Voice will co-develop a customized version of One Voice's MobileVoice(TM) solution for use by wireless subscribers in India's telecom market. Additionally, Tata Infotech will act as a Value Added Reseller of One Voice's MobileVoice solution to telecom providers in India. We are currently working with Tata Infotech to evaluate modifications required to MobileVoice for English speaking Indian users.

In July 2004, we received a Notice of Allowance from the patent office in China regarding two of One Voice's patents entitled "Interactive User Interface Using Speech Recognition and Natural Language Processing" and "Network Interactive User Interface Using Speech Recognition and Natural Language Processing". These patents cover human-to-computer speech recognition and Natural Language Processing (NLP) on PC's, embedded and wireless devices. One Voice is now entering the final patent stage in China by filing the appropriate issuance documents and anticipates formal issuance in the coming months.

In July 2004, we announced that Telispire PCS has signed a multi-year contract with One Voice to offer One Voice's MobileVoice service to Telispire PCS subscribers. We are currently working with Telispire PCS to target their current customer base which includes major universities in California and Texas.

In August 2004, we announced that Panhandle Telephone Cooperative, Inc. (PTCI) has signed a multi-year contract with One Voice to offer One Voice's MobileVoice service to Panhandle Telephone's residential subscribers. Under this contract, PTCI will launch to all of its subscribers One Voice's voice-enabled alternative to directory assistance. This voice-enabled directory will be available from any PTCI telephone via a short code, for example #0, and is equivalent to having the entire local phone book available from your home, business or mobile telephone.

RESULTS OF OPERATIONS

The following table sets forth selected information from the statements of operations for the three months ended June 30, 2004 and 2003.

                  SELECTED STATEMENT OF OPERATIONS INFORMATION

                                  For the Three Months Ended
                                          June 30,
                                   2004                2003
                               ------------       ------------

Net revenue                    $        --        $        --

Operating expenses              (1,042,697)        (1,469,690)
                               ------------       ------------

Net loss                       $(1,042,697)       $(1,469,690)
                               ============       ============

SECOND QUARTER 2004 COMPARED TO SECOND QUARTER 2003.

There were no revenues for the three months ended June 30, 2004. There were no revenues for the three months ended June 30, 2003.

Operating expenses decreased to $1,042,697 for the three months ended June 30, 2004 from $1,469,690 for the same period in 2003. The decrease in operating expenses over the same quarter in 2003 was a direct result of a decrease of all major expense categories for the period as compared to the year prior. Salary and wage expense was $307,838 for the three months ended June 30, 2004 as compared to $332,254 for the same period in 2003. The decrease in 2004 as compared to 2003 arose primarily from the decreased labor force, which we have restructured to accommodate our new direction into the telecom, telematics and TV/Internet appliance initiatives. Legal and consulting expenses decreased to $60,247 for the three months ended June 30, 2004 as compared to $84,873 for the same period in 2003. Depreciation and amortization expenses decreased to $145,578 for the three months ended June 30, 2004 from $173,658 for the same period in the prior year, primarily due to the retirement of fixed assets. Amortization and Depreciation expenses consisted of patent and trademarks, computer equipment, consultant fees, and tradeshow booth. Interest expense decreased to $126,536 in 2004, as compared to $500,726 in 2003, primarily due to a lack of financings and subsequent beneficial conversion features during the second quarter of 2004.

We had a net loss of $1,042,697, or basic and diluted net loss per share of $0.01, for the three months ended June 30, 2004 compared to $1,469,690, or basic and diluted net loss per share of $0.03, for the same period in 2003.

SIX MONTH PERIOD IN 2004 COMPARED WITH SIX MONTH PERIOD IN 2003.

Net revenues totaled $0 for the six months ended June 30, 2004. Net revenues totaled $0 for the six months ended June 30, 2003.

Operating expenses decreased to $2,285,154 for the six months ended June 30, 2004 ("2004 Period") from $2,901,097 for six months ended June 30, 2003 ("2003
Period"). The net decrease in operating expenses over the 2003 Period was a direct result of the decreased non-cash interest expense associated with debt financings being offset by all other expense categories, which decreased for the period as compared to the year prior. Non-cash interest expense decreased to $471,341 for the 2004 Period, as compared to $951,509 for the 2003 Period.

Salary and wage expense decreased to $584,610 for the 2004 Period as compared to $659,622 for the 2003 Period. Legal fees and consulting expenses decreased to $121,683 for the 2004 Period from $145,638 for the 2003 Period. Depreciation and amortization expenses decreased to $296,019 for the 2004 Period from $369,747 for the 2003 Period.

We had a net loss of $2,285,154 or basic and diluted net loss per share of $0.01 for the six months ended June 30, 2004 compared to $2,901,097 or basic and diluted net loss per share of $0.06 for the same period in 2003.

                  SELECTED STATEMENT OF OPERATIONS INFORMATION

                                    Year Ended Year Ended
                           December 31, 2003     December 31, 2002
                            ----------------      ---------------

Net Revenue                 $        50,000       $      387,771

Operating expenses          $     5,975,972       $    6,896,208

Net loss                    $    (5,931,972)      $   (6,568,922)

Discussion of the year ended December 31, 2003 compared with the year ended December 31, 2002.

Net revenues totaled $50,000 for the year ended December 31, 2003. Net revenues of $387,771 were earned for the year ended December 31, 2002. The recognition of revenues for the year ended 2003 resulted primarily from work performed in the DVD/Multimedia sector.

Operating expenses decreased to $5,975,972 for the year ended December 31, 2003 from $6,896,208 for the same period in 2002. The decrease in operating expenses over the same year in 2002 was a direct result of a decrease of all major expense categories for the period as compared to the year prior. Salary and wage expense was approximately $1,195,000 for the year ended December 31, 2003 as compared to approximately $1,445,000 for the same period in 2002. The decrease in 2003 as compared to 2002 arose primarily from the decreased labor force, which we have restructured to accommodate our new direction into the telecom, telematics and TV/Internet appliance initiatives. Advertising and promotion expense totaled $11,779 for the year ended December 31, 2003 as compared to $25,000 for the same period in 2002. Advertising and promotion expense reduction resulted from the company discontinuing direct to consumer marketing campaigns and focusing on other distribution channels. Legal and consulting expenses decreased to approximately $314,000 for the year ended December 31, 2003 from approximately $470,000 for the same period in 2002. Depreciation and amortization expenses decreased to approximately $683,000 for the year ended December 31, 2003 from approximately $848,000 for the same period in the prior year. Amortization and Depreciation expenses consisted of patent and trademarks, computer equipment, consultant fees, and tradeshow booth. Interest expense increased to approximately $2,301,000 in 2003, as compared to approximately $2,074,000 in 2002, primarily due to non-cash debt issue cost from warrants granted, shares issued and beneficial conversion feature.

We had a net loss of $5,931,972 or basic and diluted net loss per share of $0.09 for the year ended December 31, 2003 compared to a net loss of $6,568,922 or basic and diluted net loss per share of $0.21 for the same period in 2002.

LIQUIDITY AND CAPITAL RESOURCES

At June 30, 2004, we had a negative working capital of $937,234 as compared to negative working capital of $681,622 as of December 31, 2003.

Net cash used in operating activities was $1,138,609 for the 2004 Period compared to $1,328,261 for 2003 Period. We believe that our average monthly cash requirements approximate $200,000. From inception on January 1, 1999 to June 30, 2004, net cash used for operating activities was $22,674,530.

Net cash used for investing activities was $56,018 for the 2004 Period compared to $100,606 for the 2003 Period. During the three months ended June 30, 2004, cash was primarily used for equipment purchases and software development costs. From inception on January 1, 1999 to June 30, 2004, net cash used for investing activities was $4,836,389.

Net cash provided by financing activities was $1,309,864 for 2004 Period when compared to $796,750 for the 2003 Period. From inception on January 1, 1999 to June 30, 2004 net cash provided by financing activities was $27,679,865.

We incurred a net loss of $2,285,154 during the 2004 Period, and had an accumulated deficit of $34,744,162. Our losses in the 2004 Period include interest expense, amortization of software licensing agreements and development costs and operational and promotional expenses. Sales of our equity securities have allowed us to maintain a positive cash flow balance from financing activities.

Cash flow from sales began in the first quarter 2002. There have been no material cash flows from sales during 2003 and 2004.

We anticipate maintaining a cash balance through our financial partner that will sustain operations up to December 2004. We continue to rely heavily on our current method of convertible debt and equity funding, which have financed us since 2001, until we are operating at breakeven. The losses through the year ended December 31, 2003 were due to minimal revenue and our operating expenses, with the majority of expenses in the areas of: salaries, legal fees, consulting fees, as well as amortization expense relating to software development, debt issue costs and licensing costs. We face considerable risk in completing each of our business plan steps, including, but not limited to: a lack of funding or available credit to continue development and undertake product rollout; potential cost overruns; a lack of interest in its solutions in the market on the part of wireless carriers or other customers; potential reduction in wireless carriers which could lead to significant delays in consummating revenue bearing contracts; and/or a shortfall of funding due to an inability to raise capital in the securities market. Since further funding is required, and if none is received, we would be forced to rely on our existing cash in the bank or secure short-term loans. This may hinder our ability to complete our product development until such time as necessary funds could be raised. In such a restricted cash flow scenario, we would delay all cash intensive activities including certain product development and strategic initiatives described above.

                                    BUSINESS

One Voice Technologies is a voice recognition technology company with over $20 Million invested in Research and Development and more than 20 Million products distributed worldwide in seven languages by Warner Home Video (WHV). To date, our customers include Warner Brothers with strong technology and business partnerships with Philips Electronics and IBM. Based on our patented technology, One Voice offers voice solutions for the Telecom, Motion Picture DVD Entertainment and PC markets. Our solutions allow mobile and residential phone users to Voice Dial, Group Conference Call, Read and Send E-Mail and Instant Messages all by voice. We plan to offer these solutions through both domestic and international wireless and wireline carriers. We also offer the motion picture industry's only voice interactive DVD movies included in over 20 million copies distributed worldwide in seven languages. We plan to offer PC manufacturers the ability to bundle a complete voice interactive computer assistant allowing PC users to talk to their computers to quickly launch applications, websites, read and send E-mails and dictate letters. We are strongly positioned across the Telecom and PC markets with our patented technology.

Located in San Diego, California, the Company has 9 full-time employees and is traded on the NASD OTC Electronic Bulletin Board ("OTCBB") under the symbol ONEV.OB. One Voice commenced operations as Conversational Systems, Inc. on January 1, 1999 as a privately held California corporation, and on July 14, 1999, merged into Dead On, Inc., a publicly traded company incorporated in Nevada in 1995. On September 9, 1999, the company officially changed its name to One Voice Technologies, Inc.

MARKET OPPORTUNITY

The presence of voice technology as an interface in mobile communications is of paramount importance. Voice interface technology makes portable communications products mobile, more effective and safer to use. One Voice's development efforts currently are focused on the Telecom market and more specifically on mobile communications and mobile messaging. The Messaging market, which has both business and consumer market applications including: E-mail, Instant Messages, SMS (Short Message Service), and Paging, is extremely large and is growing at an astonishing rate. Over six trillion text messages are sent globally every year, and messaging has also shown the consistent ability to generate significant revenue. One Voice solutions enable users to send, intelligently route and receive text messages using voice from any type of phone (wired or wireless) anywhere in the world.

One Voice's solutions address the entire phone market including analog, digital, CDMA, TDMA, GSM, iDEN and wired phones, allowing telephony carriers and users to deploy solutions quickly with little additional effort. Given the growing competition in the wireless markets and the opportunities presented by the Mobile Internet, One Voice's 4th Generation Voice Technology is well positioned for commercialization.

One Voice is focused on communications solutions that are mobile, not just portable. Devices like PDA's, Laptops and Cell Phones are highly portable because they are easily transported from location to location, but they are not necessarily mobile (i.e. easy to use while one is moving). Mobile solutions are not only portable, but they are easy and safe to operate while moving. Portable solutions such as cell phones, PDA's and laptops are not easy to operate safely while operating motor vehicles, especially in crowded and intense traffic. Case in point, New York has passed legislation requiring hands-free use of cell phones and any other communication device during the operation of an automobile citing safety concerns. Currently 42 other states are considering similar legislation. Additional legislation could significantly increase the immediate demand for a completely integrated and voice activated mobile communication solution. One Voice's technology supports hands-free operation and will bring mobile phones and other devices into compliance with the newly adopted legislation.

ONE VOICE SERVICES

The MobileVoice Platform was designed based on patented voice technology and years of research and development. The platform is server-based, so it is easy to deploy and maintain and because it does not require a mobile device upgrade, it works with 100% of a carrier's subscriber base. Optimized for mobile environments, the system uses a modular architecture that is highly reliable, scalable and redundant and delivers unparalleled performance in terms of accuracy and functionality.

MOBILEVOICE ACTIVATED DIALING(TM)

Designed from the ground up to meet the unique needs of wireless carriers, MobileVoice Activated Dialing is server-based and delivers higher levels of accuracy and reliability than any solution on the market today. It has higher capacity for contact lists, more functionality such as synchronization and import tools that interface with Microsoft Outlook and Lotus Notes, and requires less setup time than other solutions. It is designed to meet the challenges of mobile environments with high accuracy for native and non-native speaking individuals.

MOBILECONFERENCE(TM)

On-the-fly group conferencing is a powerful new addition to One Voice's MobileVoice solution. MobileConference allows users to quickly connect up to 64 people on a single conference call just by speaking their name, group name or phone number.

MOBILEVOICE EMAIL(TM)

The Telecom industry's only Voice-to-Text Email solution let's subscribers send free-form email messages while on the road. Designed for high levels of accuracy in a mobile environment, MobileVoice Email sets the standard for mobile communications.

MOBILEVOICE SMS(TM)

Short Message Service (SMS) has gained wide popularity in Europe and is now hitting the streets in North America. MobileVoice SMS is the Telecom industry's only Voice-to-Text SMS solution that let's subscribers send free-form messages from phone-to-phone with only their voice. No need to Tap or WAP, MobileVoice SMS truly enables mobility and communications to a 100% addressable phone market. With MobileVoice SMS subscribers can send messages within network or even to subscribers on other networks. Now, voice based inter-carrier SMS is available today with MobileVoice SMS.

MOBILEVOICE INSTANT MESSAGING(TM)

Instant Messaging has long been a popular way for friends and colleagues to communicate on their computers. MobileVoice Instant Messaging now takes Instant Messaging mobile, letting people chat and send quick messages with only their voice. Targeted at subscribers and enterprise customers, MobileVoice Instant Messaging sets the standard for voice based instant communications, anytime, anywhere.

MOBILEVOICE VOICE MAIL(TM)

A popular way to leave messages, MobileVoice Voice Mail lets subscribers record and send messages in their own voice. The voice recording of your message will be sent as an Email attachment to the recipient or group of recipients for quick retrieval from any computer or any phone.

MOBILEVOICE EMAIL READER(TM)

We have designed MobileVoice Email Reader to be the most powerful and versatile solution on the market. With MobileVoice Email Reader, subscribers take full control of their Email accounts from any phone. Subscribers can easily find important messages and respond to one person or many in seconds. Need to forward a message on to others? No problem! MobileVoice Email Reader offers full Reply and Forward capabilities. Need access to your home and work Email accounts? MobileVoice Email Reader delivers - giving users access to personal and corporate Email accounts from any phone.

TECHNOLOGY OVERVIEW

To date, widespread applications of voice technology for use in mobile communication have been very basic, recognizing a limited number of words and using rigid menu systems delivering a constrained amount of content. One Voice's technology positions itself uniquely in the Voice Market. The Company's Intelligent Voice Platform(TM) (IVP) uses patented Artificial Intelligence and Natural Language Processing, which is highly intelligent, with the ability to identify individual users, tap into a database of user specific information, and dynamically learn and leverage a vocabulary of over 300,000 words. The technology employs a flexible architecture, allowing it to reside and operate on a device itself, in a server-based architecture or a mix of both, making it extremely adaptable to different usage models. The IVP also provides anytime/anywhere access to information, reduces training time and lowers costs for both consumers and businesses. The technology is functionally superior and extremely easy to use. Users can simply download information into the One Voice server from e-mail applications directly, and the Voice Activated Dialing (VAD) system is operational with no voice training needed.

One Voice has also developed several other technologies that enhance the offerings of the IVP. MultiSite (TM) is a proprietary context-based searching technology that finds multiple websites for any category and retrieves them simultaneously. It is particularly helpful when performing Internet searching on devices such as mobile phones. VoiceSite(TM) is a proprietary technology that makes websites voice interactive. It allows companies to voice enable their sites quickly and easily, as well as suggestively create a customized experience for visitors.

COMPETITIVE LANDSCAPE

One Voice is the industry's first and only provider of 4th Generation voice technology. The evolution of speech technology can be broken into four generations as follows:

GENERATION 1 systems require minimal processing power and storage and are often used in embedded devices. These solutions can typically recognize 20-30 words or less and are usually founded embedded in electronic devices such as phones, toys, etc. Due to its limitations, this technology is typically used for limited command & control functions or applications. Companies focused in this space include Conversay and IBM among others.

GENERATION 2 systems expand the recognition capabilities seen in Generation 1 increasing the vocabulary to potentially hundreds of words. These systems frequently use menus to support the delivery of content as seen in Interactive Voice Response (IVR) systems for airline reservations, banking and Voice Portals. Due to the use of menus, these systems can typically deliver a maximum of 6-8 areas of content horizontally and 3-4 layers down in the menu trees before running the risk of "user overload." Companies focused in this space include Speechworks International, Nuance Communications, Preferred Voice, HeyAnita, Bevocal and Tell-Me among others.

GENERATION 3 systems expand the recognition capabilities significantly to hundreds of thousands of words. The systems can support continuous, free-form transcription of voice into text. These systems are typically used for desktop dictation applications running on PC's in the sectors of word processing, medical and legal transcription. Companies focused in this space include IBM, ScanSoft and Philips.

GENERATION 4 systems take the capabilities of all the previous generations and adds powerful expert systems and Artificial Intelligence capabilities to allow the solutions to not only recognize words, but also understand their meaning. This opens the doors to higher degrees of personalization, more robust system interaction and more advanced applications such as Voice-to-Text Messaging on a phone and full Internet searching. One Voice is currently the only company in the voice technology sector that offers 4th Generation voice technology.

MAJOR MARKET ADVANTAGES

WIRELESS CARRIERS looking to drive incremental revenue could utilize One Voice's technology to expand mobile messaging offerings. One Voice services apply to 100% of the addressable market, where extensive research clearly indicates strong demand. One Voice can add significant fundamental value by creating revenue opportunities through: 1) mobile use minutes, 2) recurring fees for subscription services, 3) m-commerce transactions and 4) license fees for voice-enabling content. One Voice's solutions can also play a key role in helping wireless carriers differentiate their brand and service offerings, attracting new users and reducing churn. Additionally, the interoperability of One Voice's technology gives it the ability to link multiple wireless carrier networks, creating greater flexibility and driving consumer demand.

INSTANT AND UNIFIED MESSAGING: OPERATORS of Instant Messaging and Unified Messaging systems could significantly expand market share and drive revenues through integration of the Company's technology with its messaging capabilities. With One Voice, a mobile phone can be used to send instant messages, similar to a PC or PDA. This ability provides a differentiation for the service and thus drives additional revenue from other channels, such as Internet and e-mail services.

INFRASTRUCTURE PROVIDERS: Many of the leading mobile device hardware manufacturers also provide infrastructure services to wireless carriers. One Voice's technology provides a point of differentiation which could be bundled with infrastructure. Wireless carriers could then offer the technology to their subscribers, driving mobile phone minutes and increasing revenues.

VOICE TECHNOLOGY THROUGH PLATFORM INDEPENDENCE: A key advantage of the One Voice technology is that it is platform independent. The technology is adaptable and highly intelligent allowing it to operate on a device itself, in a server environment or a combination of the two. This creates expansive market opportunities including usage in mobile phones, PC's, wired and wireless handheld devices and other consumer electronics products.

EMPLOYEES

At August 27, we employed 9 full-time employees and 3 consultant/part-time employees. None of these employees is subject to a collective bargaining agreement, and there is no union representation within our company. We maintain various employee benefit plans and believe our employee relations are good.

DESCRIPTION OF PROPERTIES

The Company's headquarters are located at 6333 Greenwich drive, suite 240 in San Diego, California.

The Company leases its facilities under leases that expire at various times through October 2005. The following is a schedule by years of future minimum rental payments required under operating leases that have noncancellable lease terms in excess of one year as of December 31, 2003:

Year ending December 31,

    2004                                313,291
    2005                                266,053
                                      ----------
                                        579,344
Less sublease income                    180,000
                                      ----------
                                      $ 399,344
                                      ==========

Rent expense, net of sublease income, amounted to $175,395 for the year ended December 31, 2003.

LEGAL PROCEEDINGS

There has been no bankruptcy, receivership or similar proceedings.

There have been no material reclassifications, mergers, consolidations, or purchase or sale of a significant amount of assets not in the ordinary course of business.

As of August 16, 2004, the Company has been notified of potential claims aggregating $2,600,000. As of August 16, 2004, the Company has not devoted any substantial resources to defend these unsubstantiated claims. The aggregate of potential claims consists of the following: 1) an approximate $211,000 claim by Genuity Inc. that One Voice is responsible for cancellation fees despite Genuity's failure to deliver the agreed upon service. No lawsuit has been filed in this matter and no communication from Genuity has been received for approximately two years; 2) the remaining claim is by La Jolla Cove Investors for $2.4 million in damages. La Jolla Cove is the entity that holds convertible debentures related to past financings. La Jolla Cove contends that One Voice failed to honor conversion notices resulting in damages. It has been explained to La Jolla Cove that there is an ambiguity on the date of One Voice's conversion obligation and that damages are speculative. A part of that dispute has been resolved by One Voice's settlement agreement to register 8,425,531 shares to honor the past conversion notice and an additional 8,425,531 shares pursuant to such agreement. A lawsuit was filed but is being stayed by stipulation while the parties work out a resolution. It is difficult to access the potential liability or likelihood of success of such a claim. It does appear that a resolution involving registration of additional stock in favor of La Jolla Cove is probable.

An Interim Settlement agreement was entered into between La Jolla Cove Investors, Inc. and One Voice Technologies Inc. on July 29th, 2004 and further amended on August 13, 2004. The parties agreed that One Voice shall include 16,851,062 shares of One Voice common stock, on behalf of LJCI, in the next registration statement filed by One Voice with the Securities and Exchange Commission. In addition, the Interim Settlement Agreement includes a provision whereby LJCI will never institute any action or suit at law or in equity against any other parties with whom One Voice may enter into financing transactions ("Other Financing Sources") provided that One Voice complies with the Interim Settlement Agreement and LJCI Receives 16,851,062 registered shares of One Voice common stock.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

NAME                AGE    POSITION
----                ---    --------
Dean Weber          40     Chairman of the Board, President, Chief
                           Executive Officer, Director
Rahoul Sharan       42     Director, CFO, Secretary, Treasurer
Bradley J. Ammon    39     Director

Directors serve until the next annual meeting and until their successors are elected and qualified. Officers are appointed to serve for one year until the meeting of the board of directors following the annual meeting of stockholders and until their successors have been elected and qualified, although Dean Weber has an employment agreement and Rahoul Sharan's company has a personal service agreement with us. There are no family relationships between any of our directors or officers.

Dean Weber brings an extensive background to One Voice with over 20 years of technology and management experience. He is responsible for developing the company's strategic vision and pioneering its products, patented technology and business strategies. He was elected to our Board of Directors in July of 1999 as Chairman.

Before founding One Voice in 1998, Mr. Weber played key roles in many high profile technology companies including the B2 Stealth Bomber project at Northrop, Space Station contracts at United Technologies and advanced user interfaces at Xerox. Throughout his career, Mr. Weber has developed a comprehensive knowledge of Human Computer Interaction, Cognitive Science, Artificial Intelligence and Natural Language Processing. Mr. Weber currently has numerous patents in Artificial Intelligence, Natural Language Processing and other related technologies.

As CEO of One Voice, Mr. Weber has been instrumental in the growth and development of the company, successfully raising over $26 million of institutional funding, taking One Voice public, winning the Deloitte and Touche Technology Fast 50 award, and has been featured in Forbes, Time, and on CNN. Mr. Weber holds a Bachelor of Science degree in Computer Science from Central Connecticut State University.

RAHOUL SHARAN brings over 18 years of finance and accounting experience to One Voice. He is responsible for managing all of One Voice's accounting and financial matters. He was elected to our Board of Directors in July of 1999.

Prior to joining the One Voice team, Mr. Sharan was a partner of the S&P Group, which specializes in investment financing for venture capital projects, real estate development and construction. At S&P Group, Mr. Sharan led the successful financing efforts for over 15 companies in several industries.

Mr. Sharan was also the President of KJN Management Ltd., which provides a broad range of administrative, management and financial services. He also worked in public accounting for six years with Coopers & Lybrand. At C&L, Mr. Sharan worked in both the tax and audit groups for a wide variety of large and small clients.

Mr. Sharan holds a Bachelor of Commerce degree from the University of British Columbia and is a member of the Institute of Chartered Accountants of British Columbia.

BRADLEY J. AMMON is a tax attorney in the San Diego law firm of Ernest S. Ryder & Associates, Inc. Mr. Ammon specializes in international tax planning, including restructuring of international operations, domestic mergers and acquisitions, and developing business plans to minimize worldwide taxation. Prior to joining the firm, Mr. Ammon was with SAIC as an International Tax Manager. He previously was with KPMG, LLP in the International Corporate Services department since 1998 where his principal practice consisted of clients in the information, communications and entertainment ("ICE") industry. Prior to joining KPMG, Mr. Ammon worked from 1995 to 1998 at Deloitte & Touche, LLP in their tax services department where he provided corporate, partnership, and personal tax and business planning services to clients. Mr. Ammon also worked several years as a staff accountant where his responsibilities included the compilation and consolidation of monthly financial statements for multiple subsidiaries. Mr. Ammon has a Juris Doctor and a Master's of Law in taxation (LL.M.) from the University of San Diego, and received his undergraduate degree from the University of California, San Diego. He is admitted to the California Bar. Mr. Ammon is a member of our Audit Committee and Compensation Committee and was appointed to our Board on June 9, 2000.

CODE OF ETHICS

The Company has adopted its Code of Ethics and Business Conduct for Officers, Directors and Employees that applies to all of the officers, directors and employees of the Company.

EXECUTIVE COMPENSATION

The following tables set forth certain information regarding our CEO and each of our executive officers whose total annual salary and bonus for the fiscal year ending December 31, 2003, 2002 and 2001 exceeded $100,000:


                                     SUMMARY COMPENSATION TABLE
                                         ANNUAL COMPENSATION
                                         -------------------
                                                   Other
                                                   Annual    Restricted                LTIP
Name & Principal             Salary     Bonus   Compensation   Stock       Options    Payouts
         Position      Year    ($)       ($)          ($)      awards       SARs        ($)
         --------      ----    ---       ---          ---      ------        ---        ---
Dean Weber, CEO        2003  241,629      -            -           -          -          -
CEO                    2002  252,000      -            -           -          -          -
                       2001  246,098      -            -           -          -          -

Rahoul Sharan, CFO     2003   84,636       -           -           -          -          -
                       2002  142,500       -           -           -          -          -
                       2001  137,654       -           -           -          -          -


EMPLOYMENT AGREEMENT

We entered into a three-year employment agreement (the Weber Employment Agreement) with Dean Weber, our Chairman, Chief Executive Officer and President, commencing in July 1999. The Weber Employment Agreement provides that, in consideration for Mr. Weber's services, he is to be paid an annual salary of $180,000. The salary was changed to $252,000 annually in April 2000. The last bonus earned was paid in 2000.

PERSONAL SERVICE AGREEMENT

We entered into a three-year personal service agreement with KJN Management Ltd., commencing in July 1999 for the services of its CFO, Rahoul Sharan, which provided for the payment of a fee by the Company to KJN Management Ltd. of $120,000 per year. The service fee was increased to $180,000 per year in 2000 and subsequently been reduced in 2001 and 2002. The last bonus earned was paid in 2000.

COMPENSATION OF DIRECTORS

Non-employee directors receive $1,000 for each Board of Directors meeting attended. The Company pays all out-of-pocket expenses of attendance.

AMENDED AND RESTATED 1999 STOCK OPTION PLAN

Our Amended and Restated 1999 Stock Option Plan (the 1999 Plan) authorizes us to grant to our directors, employees, consultants and advisors both incentive and non-qualified stock options to purchase shares of our Common Stock. As of December 31, 2001, our Board of Directors had reserved 3,000,000 shares for issuance under the 1999 Plan, of which 1,900,500 shares were subject to outstanding options and 1,099,500 shares remained available for future grants. Our Board of Directors or a committee appointed by the Board (the Plan Administrator) administers the 1999 Plan. The Plan Administrator selects the recipients to whom options are granted and determines the number of shares to be awarded. Options granted under the 1999 Plan are exercisable at a price determined by the Plan Administrator at the time of the grant, but in no event will the option price for any incentive stock option be lower than the fair market value for our Common Stock on the date of the grant. Options become exercisable at such times and in such installments as the Plan Administrator provides in the terms of each individual option agreement. In general, the Plan Administrator is given broad discretion to issue options and to accept a wide variety of consideration (including shares of our Common Stock and promissory notes) in payment for the exercise price of options. The 1999 Plan was authorized by the Board of Directors and stockholders.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of August 24, 2004 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group. Each person's address is c/o One Voice Technologies, Inc., 6333 Greenwich Drive, Suite 240, San Diego, California 92122.


Shares Beneficially Owned (1)
    Name and Address of Beneficial Owner                        Number       Percent
    ------------------------------------                        ------       -------

    Dean Weber, CEO, President and Chairman of the Board (2)  5,558,000(3)     4.27%

    IVantage, Inc. (2)                                        1,600,200        1.23%

    Rahoul Sharan, CFO, Secretary, Treasurer and Director        60,000(4)      *

    Bradley J. Ammon, Director                                   75,000(5)      *

    Total securities held by officers and directors
      as a group (3 people):                                  5,693,000(9)     4.37%

(1) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of March 18, 2003 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.
(2) IVantage, Inc. is wholly owned by Dean Weber, Chairman of the Board, CEO, and President of One Voice Technologies, Inc. Mr. Weber is the beneficial owner of the 1,600,200 shares in the name of IVantage, Inc. and those shares are also included in the amount presented in this table for Mr. Weber.
(3)  Includes 1,600,200 shares owned indirectly through IVantage, Inc.
(4) Represents options to purchase (i) 50,000 shares at an exercise price of $6.080 per share; and (ii) 10,000 shares at an exercise price of $2.00 per share. These options are currently exercisable.
(5) Includes options to purchase (i) 50,000 shares at an exercise price of $8.750 per share; and (ii) 25,000 shares at an exercise price of $2.00 per share. These options are currently exercisable.

(6) Includes 350,004 shares underlying warrants that are currently exercisable at an exercise price of $0.27 per share. In accordance with rule 13d-3 under the securities exchange act of 1934, Konrad Ackerman may be deemed a control person of the shares owned by such entity.
(7) Includes 145,836 shares underlying warrants that are currently exercisable at an exercise price of $0.27 per share. Dr. Julian Ungar, an unaffiliated third party, has investment power over the shares owned by such entity.
(8) Includes 175,002 shares underlying warrants that are currently exercisable at an exercise price of $0.27 per share. Paul Kessler and Diana Kessler, unaffiliated third parties, have investment power over the shares owned by such entity.
(9) Includes options to purchase 210,000 shares as they are currently exercisable.

* Less than 1%

                            DESCRIPTION OF SECURITIES

THE FOLLOWING DESCRIPTION OF OUR CAPITAL STOCK IS A SUMMARY AND IS QUALIFIED IN ITS ENTIRETY BY THE PROVISIONS OF OUR ARTICLES OF INCORPORATION, WITH AMENDMENTS, ALL OF WHICH HAVE BEEN FILED AS EXHIBITS TO OUR REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.

Our Amended Articles of Incorporation authorize the issuance of 250,000,000 shares of common stock, $.001 par value per share, and 10,000,000 shares of preferred stock, $.001 par value per share. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock have cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefor. In the event of a liquidation, dissolution, or winding up of the Company, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. The Board of Directors, from time to time in its sole discretion, has the authority to fix the powers, rights, qualifications, limitations, and restrictions pertaining to the preferred stock.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under the Nevada General Corporation Law and our Articles of Incorporation, as amended, and our Bylaws, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care." This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its stockholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its stockholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

The effect of this provision in our Articles of Incorporation and Bylaws is to eliminate the rights of our Company and our stockholders (through stockholder's derivative suits on behalf of our Company) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above. This provision does not limit nor eliminate the rights of our Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, our Bylaws provide that if the Nevada General Corporation Law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. The Nevada General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                              PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

-- ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
-- block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
-- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
-- an exchange distribution in accordance with the rules of the applicable exchange;
--   privately-negotiated transactions;
--   short sales;
-- broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
--   a combination of any such methods of sale; and
--   any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. None of the selling stockholders currently have open positions in One Voice.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. If any such arrangements are entered into, this prospectus will be amended to disclose the arrangements and name of the broker-dealer participating in the offering.

In addition, the selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of common stock by the selling stockholders and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares covered by this prospectus. Accordingly, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. We will advise the selling stockholders that if a particular offer of common stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

The selling stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts. We and the selling stockholders have agreed to indemnify each other against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

PENNY STOCK

The Securities and Exchange Commission (the "Commission") has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience objectives of the person; and
(ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                              SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, the selling stockholders will not continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.


------------------ ------------------ ------------- -------------- ------------ --------------- ------------ --------------
                                         Total
                    Total Shares of    Percentage                                                             Percentage
                     Common Stock      of Common      Shares of                                  Beneficial   of Common
                     Issuable Upon       Stock,     Common Stock     Beneficial Percentage of    Ownership    Stock Owned
                     Conversion of      Assuming     Included in     Ownership   Common Stock    After the       After
        Name          Debentures          Full       Prospectus      Before the   Owned Before     Offering     Offering
                    and/or Warrants    Conversion                    Offering      Offering         (4)           (4)
------------------ ------------------ ------------- -------------- ------------ --------------- ------------ --------------
La Jolla Cove (2)      16,996,062 (3)      7.63%        Up to       16,996,062       7.63%           0            --
Investors, Inc *                                     16,996,062
                                                     shares of
                                                    common stock
------------------ ------------------ ------------- -------------- ------------ --------------- ------------ --------------

Alpha Capital           6,711,648          3.01%        Up to        6,711,648       3.01%           0            --
Atiengesellschaft (5)                                 9,197,443(1)
                                                      shares of
                                                     common stock
------------------ ------------------ ------------- -------------- ------------ --------------- ------------ --------------
Whalehaven Fund         2,397,017          1.08%        Up to        2,397,017       1.08%           0            --
Limited (6)                                           3,284,801(1)
                                                     shares of
                                                    common stock
------------------ ------------------ ------------- -------------- ------------ --------------- ------------ --------------
Whalehaven Capital,     2,397,017          1.08%        Up to        2,397,017       1.08%           0            --
LP (6)                                                3,284,801(1)
                                                     shares of
                                                     common stock
------------------ ------------------ ------------- -------------- ------------ --------------- ------------ --------------

Greenwich Growth        1,917,614          *            Up to        1,917,614         *             0            --
Fund Ltd. (7)                                         2,627,841 (1)
                                                      shares of
                                                     common stock
------------------ ------------------ ------------- -------------- ------------ --------------- ------------ --------------

* Less then 1%.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the convertible preferred stock is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) Includes 150% of the shares issuable upon conversion of the convertible debentures and 100% of the shares issuable upon exercise of Class A warrants, based on current market prices. Because the number of shares of common stock issuable upon conversion of the convertible note is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. However the selling stockholders has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 9.99% of the then issued and outstanding shares of common stock.

(2) The selling stockholders is an unaffiliated third party that does not hold any short positions in our securities. In accordance with rule 13d-3 under the securities exchange act of 1934, Norman Lizt may be deemed a control person of the shares owned by such entities.

(3) Includes (i) 16,851,060 shares of common stock (including 8,425,531 shares issued pursuant to a settlement) and (ii) 145,000 shares of common stock underlying warrants issued to La Jolla Cove in December 2003.

(4) Assumes that all securities registered will be sold.

(5) Includes (i) 4,971,591 shares of common stock underlying a $350,000 convertible note; and (ii) 1,740,057 shares underlying warrants that are currently exercisable. In accordance with rule 13d-3 under the securities exchange act of 1934, Konrad Ackerman may be deemed a control person of the shares owned by such entity.

(6) Includes (i) 1,775,568 shares of common stock underlying a $125,000 convertible note; and (ii) 621,449 shares underlying warrants that are currently exercisable.

(7) Includes (i) 1,420,455 shares of common stock underlying a $100,000 convertible note; and (ii) 497,159 shares underlying warrants that are currently exercisable.

                    AUGUST 2004 SECURITIES PURCHASE AGREEMENT

To obtain funding for our ongoing operations, we entered into a Subscription Agreement with four of the selling stockholders in August 2004 for the sale of an aggregate of (i) $700,000 in convertible notes and (ii) Class A warrants to purchase up to 3,531,887 shares of our common stock and Class B warrants to purchase up to 3,531,887 shares of our common stock. The following is a list of the principal amount of notes held and proportionate share by each selling stockholder:

Alpha Capital Aktiengesellschaft - $350,000 - 50.00%
Whalehaven Fund Limited - $125,000 - 17.86%
Whalehaven Capital LP - $125,000 - 17.86%
Greenwich Growth Fund Limited - $100,000 - 14.29%

The securities purchase agreement also contains covenants and representations and warranties of the selling stockholders and us that are customary in transactions of this type. In particular, we have agreed to have authorized a sufficient number of shares of our common stock to provide for the full conversion of the debentures and exercise of the warrants then outstanding and to have reserved at all times for issuance at least 1.5 times the number of shares that is the actually issuable upon full conversion of the debentures. Moreover, our common stock must remain listed on the OTCBB or an equivalent exchange, and must remain eligible to file a Form SB-2 or S-1 Registration Statement and we are prohibited from merging or consolidating with or into another company or transferring all or substantially all of our assets to another company.

We are be obligated to pay a penalty of $6,000 per day to the selling stockholders if we fail to deliver the shares of our common stock issuable upon a conversion of the debentures within three business days following the receipt of the selling stockholders' notice of conversion.

In the event we are prohibited from issuing shares of our common stock, or fail to timely deliver shares of our common stock or upon the occurrence of any event of default, then at the selling stockholders election, we must pay to the selling stockholder, a sum of money determined by (i) multiplying up to the outstanding principal amount of the note by 130%, or (ii) multiplying the number of shares otherwise deliverable upon conversion of an amount of note principal and/or interest at the then conversion price that would be in effect by the highest closing price of the common stock until the day prior to the receipt of the mandatory redemption payment, whichever is greater, together with accrued but unpaid interest.

7% CONVERTIBLE NOTES
--------------------

The notes bear interest at 7% mature in August 2007, and are convertible into our common stock, at the selling stockholders' option, at the lower of (i) $0.085 or (ii) 80% of the average of the three lowest closing bid prices for the common stock on a principal market for the 30 trading days before but not including the conversion date. The note may not be paid, in whole or in part, before its maturity without the consent of the holder. The full principal amount of the convertible notes are due upon default under the terms of convertible notes.

Simple interest payable on the notes accrue at the annual rate of seven percent (7%) and is payable upon each conversion, September 30, 2004 and quarterly thereafter, and on the maturity date, accelerated or otherwise, when the principal and remaining accrued but unpaid interest shall be due and payable, or sooner if converted in shares of common stock.

The conversion price of the notes and the exercise price of the warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholder's position.

The selling stockholders have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 9.99% of the then issued and outstanding shares of common stock.

The conversion price of the notes are subject to equitable adjustments if we distribute a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholders' ownership. Also, the notes fixed conversion price gets lowered in the event we issue shares of our common stock or any rights, options, warrants to purchase shares of our common stock at a price less than the market price of our shares as quoted on the OTCBB. The fixed conversion price gets lowered upon such issuance to the amount of the consideration per share received by us.

SAMPLE CONVERSION CALCULATION

The number of shares of common stock issuable upon conversion of a note is determined by dividing that portion of the principal of the note to be converted and interest, if any, by the conversion price. For example, assuming conversion of $700,000 of notes, on August 20, 2004, a conversion price of $0.074 per share, the number of shares issuable upon conversion ignoring the 9.99% limitation discussed above, would be:

$700,000/.074 = 9,459,459

The conversion price is calculated by taking 80% the average of the three lowest closing prices for the 30 trading days prior to conversion.

DESCRIPTION OF WARRANTS

The Class A warrants purchased by the selling stockholders entitle them to purchase 3,531,887 shares of our common stock at an exercise price equal to $0.0935 per share. The Class B warrants purchased by the selling stockholders entitle them to purchase 3,531,887 shares of our common stock at an exercise price equal to $0.10625 per share.

The warrants expire five years from the date of issuance. The warrants are subject to exercise price adjustments upon the occurrence of certain events including stock dividends, stock splits, mergers, reclassifications of stock or our recapitalization. The exercise price of the warrants is also subject to reduction if we issue shares of our common stock on any rights, options or warrants to purchase shares of our common stock at a price less than the market price of our shares as quoted on the OTC Bulletin Board.

                                  LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

                                     EXPERTS

Our financial statements at December 31, 2003 and 2002 appearing in this prospectus and registration statement have been audited by Stonefield Josephson, Inc., independent auditors, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

CHANGE IN REGISTRANT'S CERTIFYING ACCOUNTANT

         On April 19, 2004, One Voice Technologies, Inc., (the "Company") notified Stonefield Josephson, Inc., ("SJ ") that it had engaged Peterson & Co., LLP as the Company's auditor and as a consequence was dismissed as the Company's auditors. On April 12, 2004, the Company engaged Peterson & Co., LLP as independent auditor of the Company for the fiscal year ending December 31, 2004. The action to engage Peterson & Co., LLP was taken upon the unanimous approval of the Audit Committee of the Board of Directors of the Company.

         During the last two fiscal years ended December 31, 2003 and December 31, 2002 and through April 19, 2004, (i) there were no disagreements between the Company and SJ on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of SJ would have caused SJ to make reference to the matter in its reports on the Company's financial statements, and (ii) SJ's reports did not contain an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles. During the last two most recent fiscal years ended December 31, 2003 and 2002 and through April 19, 2004, there were no reportable events as the term described in Item 304(a)(1)(iv) of Regulation S-B. SJ 's opinion in its report on the Company's financial statements for the year ended December 31, 2002 and 2003, included an explanatory paragraph which expressed substantial doubt with respect to the Company's ability to continue as a going concern.

         During the two most recent fiscal years and through April 12, 2004, the Company has not consulted with Peterson & Co., LLP regarding either:

         1. the application of accounting principles to any specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report was provided to the Company nor oral advice was provided that Peterson & Co., LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or

         2. any matter that was either subject of disagreement or event, as defined in Item 304(a)(1)(iv)(A) of Regulation S-B and the related instruction to Item 304 of Regulation S-B, or a reportable event, as that term is explained in Item 304(a)(1)(iv)(A) of Regulation S-B.

         The Company obtained a letter from SJ addressed to the Securities and Exchange Commission stating whether they agreed with the above statements, as it relates to them. A copy of such letter, dated April 28, 2004, is filed as
Exhibit 16.1 to the Form 8-K filed with the Commission on May 3, 2004 and is hereby referenced.

                              AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of One Voice Technologies, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC").

We are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                              FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2003 AND 2002

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
One Voice Technologies, Inc.
San Diego, California

We have audited the accompanying balance sheet of One Voice Technologies, Inc., a Nevada Corporation (a development stage enterprise) as of December 31, 2003, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 2003 and 2002, and for the period since inception on January 1, 1999 to December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of One Voice Technologies, Inc. as of December 31, 2003, and the results of its operations and its cash flows for the years ended December 31, 2003 and 2002 and for the period since inception on January 1, 1999 to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the accompanying financial statements, the Company has incurred significant losses since inception of $32,459,008 and used cash for operations of $2,559,083 during the year ended December 31, 2003. The Company also has a working capital deficit of $681,622 and stockholders' deficit of $116,707 as of December 31, 2003. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plan in regard to these matters is also discussed in
Note 1. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ STONEFIELD JOSEPHSON, INC.
CERTIFIED PUBLIC ACCOUNTANTS

SANTA MONICA, CALIFORNIA
FEBRUARY 24, 2004

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                        BALANCE SHEET - DECEMBER 31, 2003

                                     ASSETS

CURRENT ASSETS:

  Cash and cash equivalents                                        $     53,709
  Other receivable, subsequently collected                              137,000
  Prepaid expenses                                                       37,698
                                                                   -------------

          Total current assets                                          228,407

PROPERTY AND EQUIPMENT, net of
  accumulated depreciation and amortization                             214,351

OTHER ASSETS:
  Software development costs, net of accumulated amortization           393,857
  Software licensing                                                      2,839
  Deposits                                                                9,926
  Trademarks, net of accumulated amortization                            47,668
  Patents                                                                78,186
                                                                   -------------

          Total other assets                                            532,476
                                                                   -------------

                                                                   $    975,234
                                                                   =============

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES -

  accounts payable and accrued expenses                            $    910,029

6% CONVERTIBLE NOTES PAYABLE,                                           405,000
Less unamortized discount                                              (334,045)
                                                                   -------------
                                                                         70,955

7.75% CONVERTIBLE NOTES PAYABLE,                                        250,000
Less unamortized discount                                              (243,043)
                                                                   -------------
                                                                          6,957

8% NOTE PAYABLE, due August 8, 2008                                     104,000

STOCKHOLDERS' DEFICIT:
  Preferred stock; $.001 par value, 10,000,000 shares
    authorized, no shares issued and outstanding                             --
  Common stock; $.001 par value, 250,000,000 shares
    authorized, 107,130,615 shares issued and outstanding               107,131
  Additional paid-in capital                                         32,235,170
  Deficit accumulated during development stage                      (32,459,008)
                                                                   -------------

          Total stockholders' deficit                                  (116,707)
                                                                   -------------

                                                                   $    975,234
                                                                   =============

The accompanying notes form an integral part of these financial statements.


                             ONE VOICE TECHNOLOGIES, INC.
                           (A DEVELOPMENT STAGE ENTERPRISE)

                               STATEMENTS OF OPERATIONS


                                                                        From inception
                                                                         on January 1,
                                         Year ended      Year ended        1999 to
                                         December 31,    December 31,    December 31,
                                            2003            2002            2003
                                        -------------   -------------   -------------
NET REVENUE                             $     50,000    $    387,771    $    700,321

COST OF REVENUE                                6,000          60,485         205,675
                                        -------------   -------------   -------------

GROSS PROFIT                                  44,000         327,286         494,646

GENERAL AND ADMINISTRATIVE EXPENSES        5,975,972       6,896,208      32,953,654
                                        -------------   -------------   -------------

NET LOSS                                $ (5,931,972)   $ (6,568,922)   $(32,459,008)
                                        =============   =============   =============

NET LOSS PER SHARE, basic and diluted   $      (0.09)   $      (0.21)
                                        =============   =============

WEIGHTED AVERAGE SHARES OUTSTANDING,
  basic and diluted                        65,729,000      31,635,000
                                        =============   =============

The accompanying notes form an integral part of these financial statements.

                                         F-3



                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                           Deficit
                                                                                         accumulated
                                                Common stock              Additional       during           Total
                                        -----------------------------      paid-in       development    stockholders'
                                            Shares         Amount          capital          stage      equity (deficit)
                                        -------------   -------------   -------------   -------------   -------------
Balance at January 1, 1999                12,720,000    $     12,720    $               $               $     12,720

Net proceeds from issuance of
  common stock in connection
  with merger                              7,000,000           7,000         106,236                         113,236

Net proceeds from issuance of
  common stock                             1,500,000           1,500       2,544,422                       2,545,922

Net issuance of common stock in
  exchange for services                      150,000             150         299,850                         300,000

Redemption of common stock               (10,000,000)        (10,000)                                        (10,000)

Net loss for the year ended
  December 31, 1999                                                                       (1,782,215)     (1,782,215)
                                        -------------   -------------   -------------   -------------   -------------

Balance at December 31, 1999              11,370,000          11,370       2,950,508      (1,782,215)      1,179,663

Net proceeds from issuance of
  common stock and warrants                  312,500             313       1,779,523                       1,779,836

Net proceeds from issuance of
  common stock and warrants                  988,560             988      12,145,193                      12,146,181

Issuance of warrants in exchange
  for services                                                                55,000                          55,000

Issuance of options in exchange
  for services                                                               199,311                         199,311

Issuance of warrants in connection
  with financing                                                           1,576,309                       1,576,309

Net loss for the year ended
  December 31, 2000                                                                       (9,397,620)     (9,397,620)
                                        -------------   -------------   -------------   -------------   -------------
Balance at December 31, 2000              12,671,060          12,671      18,705,844     (11,179,835)      7,538,680

                                                  (Continued)

The accompanying notes form an integral part of these financial statements.

                                       F-4




                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

             STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)

                                                                                           Deficit
                                                                                         accumulated
                                                Common stock              Additional       during           Total
                                        -----------------------------      paid-in       development    stockholders'
                                            Shares         Amount          capital          stage      equity (deficit)
                                        -------------   -------------   -------------   -------------   -------------

Conversion of debt to equity, net
 of unamortized debt discount              3,220,765           3,220         571,867                         575,087

Issuance of options in
  exchange for services                                                       58,864                          58,864

Issuance of stock and warrants
  in connection with settlement              110,000             110         247,940                         248,050

Proceeds from sale of common stock
  and warrants, net of offering costs        702,350             702         839,318                         840,020

Issuance of warrants in connection
  with debt financing                                                         92,400                          92,400

Beneficial conversion feature
  embedded in debt securities                                                417,450                         417,450

Conversion of debt to equity -
  Laurus Master Fund                       3,402,600           3,403         595,399                         598,802

Conversion of debt to equity -
  Stonestreet Capital                      2,973,780           2,974         506,137                         509,111

Net loss for the year ended
  December 31, 2001                                                                       (8,778,279)     (8,778,279)
                                        -------------   -------------   -------------   -------------   -------------

Balance at December 31, 2001              23,080,555          23,080      22,035,219     (19,958,114)      2,100,185

Conversion of debt to equity               2,624,447           2,624         309,714                         312,338

Issuance of warrants in connection
  with debt financing                                                        577,879                         577,879

Beneficial conversion feature
  embedded in debt securities                                              1,948,765                       1,948,765

Issuance of options in exchange
  for services                                                               107,276                         107,276

                                                  (Continued)

The accompanying notes form an integral part of these financial statements.

                                       F-5




                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

             STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)

                                                                                           Deficit
                                                                                         accumulated
                                                Common stock              Additional       during           Total
                                        -----------------------------      paid-in       development    stockholders'
                                            Shares         Amount          capital          stage      equity (deficit)
                                        -------------   -------------   -------------   -------------   -------------

Issuance of common stock                   2,666,667           2,667         721,166                         723,833

Cashless exercise of warrants                 10,512              11             (11)                             --

Exercise of warrants for cash                 20,000              20           3,380                           3,400

Re-pricing adjustment for
  warrants outstanding                            --              --           9,000                           9,000

Shares issued in re-pricing-
  Stonestreet Capital                        833,334             833         174,167                         175,000

Conversion of debt to equity -
  Laurus Master Fund                       2,110,129           2,110         703,345                         705,455

Conversion of debt to equity -
  Stonestreet Capital                      4,294,596           4,294         899,405                         903,699

Conversion of debt to
  equity - Alpha Capital                   2,767,752           2,768         342,232                         345,000

Conversion of debt to
  equity - Ellis Enterprise                  300,842             301          39,699                          40,000

Conversion of debt to
  equity - Bristol Investments               225,699             226          29,774                          30,000

Net loss for the year ended
  December 31, 2002                                                                       (6,568,922)     (6,568,922)
                                        -------------   -------------   -------------   -------------   -------------

Balance at December 31, 2002              38,934,533    $     38,934    $ 27,901,010    $(26,527,036)   $  1,412,908

Issuance of warrants in connection
  with debt financing                                                        384,255                            384,255

Beneficial conversion feature
  embedded in debt securities                                              1,291,535                          1,291,535

Issuance of options in exchange
  for services                                                                12,543                             12,543

Conversion of debt to
  equity - Alpha Capital                  32,644,593          32,645        1,294,342                       1,326,987

Conversion of debt to
  equity - Ellis Enterprise               12,426,253          12,426          497,472                         509,898

Conversion of debt to
  equity - Bristol Investments            17,340,192          17,341          707,392                         724,733

Conversion of debt to
  equity - Greenwich Funds                 3,849,278           3,849           97,762                         101,611

Conversion of debt to
  equity - O1144 Limited                   1,935,766           1,936           48,859                          50,795

Net loss for the year ended
  December 31, 2003                                                                       (5,931,972)      (5,931,972)
                                          -------------   -------------   -------------   -------------   -------------

Balance at December 31, 2003              107,130,615    $    107,131    $ 32,235,170    $(32,459,008)   $   (116,707)
                                        =============   =============   =============   =============   =============

The accompanying notes form an integral part of these financial statements.

                                       F-6



                                    ONE VOICE TECHNOLOGIES, INC.
                                  (A DEVELOPMENT STAGE ENTERPRISE)

                                      STATEMENTS OF CASH FLOWS

                          INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                                      From inception
                                                                                      on January 1,
                                                       Year ended       Year ended       1999 to
                                                      December 31,     December 31,    December 31,
                                                          2003            2002            2003
                                                      -------------   -------------   -------------
Cash flows provided by (used for) operating activities:
  Net loss                                            $ (5,931,972)   $ (6,568,922)   $(32,459,008)
                                                      -------------   -------------   -------------

 Adjustments to reconcile net loss to net cash
   provided by operating activities:
      Depreciation and amortization                        664,302         848,165       3,836,797
      Loss on disposal of assets                                --          23,340         523,340
      Amortization of discount and finance cost          2,259,954       2,141,505       5,656,484
      Options issued in exchange for services               12,543         107,276         459,393
      Warrants issued in exchange for services                  --              --         221,650

 Changes in operating assets and liabilities:
  (Increase) decrease in assets:
      A/R trade                                              29,888             --          29,888
      Other receivable                                     (137,000)            --        (137,000)
      Licensing revenue receivable                              --         (29,343)       (279,343)
      Advertising revenue receivable                            --              --        249,455
      Inventory                                                 --         109,451              --
      Prepaid mailing lists                                     --              --       (750,000)
      Prepaid expenses                                      25,849           3,115        (37,681)
      Deposits                                              36,971           1,405         (9,926)

  Increase (decrease) in liabilities:
      Accounts payable and accrued expenses                480,382       (256,799)         910,030
      Deferred revenue                                          --             --          250,000
                                                      -------------   -------------   -------------

          Total adjustments                              3,372,889       2,948,115      10,923,087
                                                      -------------   -------------   -------------

          Net cash used for operating activities        (2,559,083)     (3,620,807)    (21,535,921)
                                                      -------------   -------------   -------------

Cash flows used for investing activities:
  Purchase of property and equipment                       (31,201)            847      (1,429,020)
  Software licensing                                            --          (6,013)     (1,145,322)
  Software development costs                               (76,438)        (16,859)     (1,653,521)
  Trademarks                                                  (262)         (7,288)       (242,731)
  Patents                                                  (35,312)        (15,447)       (109,777)
  Loan fees                                                     --              --        (200,000)
                                                        -------------   -------------   -------------

          Net cash used for investing activities          (143,213)       (44,760)      (4,780,371)
                                                      -------------   -------------   -------------

                                             (Continued)

The accompanying notes form an integral part of these financial statements.

                                                F-7




                                    ONE VOICE TECHNOLOGIES, INC.
                                  (A DEVELOPMENT STAGE ENTERPRISE)

                                STATEMENTS OF CASH FLOWS (CONTINUED)

                          INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                                      From inception
                                                                                      on January 1,
                                                       Year ended       Year ended       1999 to
                                                      December 31,     December 31,    December 31,
                                                          2003            2002            2003
                                                      -------------   -------------   -------------

Cash flows provided by (used for) financing activities:
  Proceeds from issuance of common stock, net                   --         727,233      18,465,151
  Proceeds from convertible note payable, net            1,906,850       2,948,000       7,810,850
  Proceeds from notes and loans payable                    104,000              --         304,000
  Proceeds from (payments on) loan payable                      --              --        (200,000)
  Retirement of common stock, net                               --              --         (10,000)
                                                      -------------   -------------   -------------

          Net cash provided by financing activities      2,010,850       3,675,233      26,370,001
                                                      -------------   -------------   -------------

Net increase (decrease) in cash                           (691,446)          9,666          53,709
Cash and cash equivalents, beginning of year               745,155         735,489              --
                                                      -------------   -------------   -------------

Cash and cash equivalents, end of year                $     53,709    $    745,155    $      53,709
                                                      =============   =============   =============

Supplemental disclosure of cash flow information:
  Interest paid                                       $     35,189    $         --    $       5,823
                                                      =============   =============   =============
  Income taxes paid                                   $        800    $        800    $       6,687
                                                      =============   =============   =============

Supplemental disclosure of non-cash financing activities:

   Options issued in exchange for services            $     12,543    $     107,276    $    377,993
                                                      =============   =============   =============
   Shares issued for re-pricing of conversion rate    $         --    $     175,000    $    175,000
                                                      =============   =============   =============
   Common shares and warrants issued for settlement   $         --    $          --    $    303,050
                                                      =============   =============   =============
   Warrants issued in connection with financing       $    384,255    $   2,366,215    $  4,290,153
                                                      =============   =============   =============
   Common Stock issued upon conversion of debt        $  2,714,024    $   2,336,492    $  6,733,516
                                                      =============   =============   =============
   Beneficial conversion feature of debt to equity    $  1,291,535    $   1,948,765    $  3,657,750
                                                      =============   =============   =============

The accompanying notes form an integral part of these financial statements.

                                                F-8


                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2003 AND 2002

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION:

One Voice Technologies, Inc. (formerly Conversational Systems, Inc.) was incorporated under the laws of the State of California on April 8, 1991. The Company commenced operations in 1999.

GOING CONCERN:

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred significant losses since inception of $32,459,008 and used cash for operations of $2,559,083 during the year ended December 31, 2003. The Company also has a working capital deficit of $681,622 and a stockholders' deficit of $116,707 as of December 31, 2003. These factors raise substantial doubt about the Company's ability to continue as a going concern unless the Company enters into a significant revenue-bearing contract. Management is currently seeking additional equity or debt financing. Additionally, management is currently pursuing revenue-bearing contracts utilizing various applications of its technology including wireless technology. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

BUSINESS ACTIVITY:

The Company develops and markets computer software using Intelligent Voice Interactive Technology (IVIT(TM)) to website owners in the United States and other countries.

USE OF ESTIMATES:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

DEVELOPMENT STAGE ENTERPRISE:

The Company is a development stage company as defined by Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises." The Company is devoting substantially all of its present efforts to establish a new business, which is unrelated to the business of Dead On, and its planned principal operations have not yet commenced. All losses accumulated since inception of One Voice Technologies, Inc. have been considered as part of the Company's development stage activities.

FAIR VALUE:

The Company's financial instruments consist principally of accounts payable and notes payable to individual and related parties as defined by Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments." The carrying value of the financial instruments, none of which are held for trading purposes, approximates their fair value due to the short-term nature of these instruments.

CASH AND CASH EQUIVALENTS:

For purposes of the statement of cash flows, cash equivalents include all highly liquid debt instruments with original maturities of three months or less which are not securing any corporate obligations.

CONCENTRATION -

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2003 AND 2002

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

REVENUE RECOGNITION:

The Company recognizes revenues when earned in the period in which the service is provided. The Company's revenue recognition policies are in compliance with all applicable accounting regulations, including American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 97-2, Software Revenue Recognition, as amended by SOP 98-4 and SOP 98-9. Any revenues from software arrangements with multiple elements are allocated to each element of the arrangement based on the relative fair values using specific objective evidence as defined in the SOPs. If no such objective evidence exists, revenues from the arrangements are not recognized until the entire arrangement is completed and accepted by the customer. Once the amount of the revenue for each element is determined, the Company recognizes revenues as each element is completed and accepted by the customer. For arrangements that require significant production, modification or customization of software, the entire arrangement is accounted for by the percentage of completion method, in conformity with Accounting Research Bulletin ("ARB") No. 45 and SOP 81-1.

Service and license fees are deferred and recognized over the life of the agreement. Revenues from the sale of products will be recognized upon shipment of the product.

ADVERTISING AND PROMOTION COSTS:

Advertising and promotion costs are expensed as incurred. For the years ended December 31, 2003 and 2002, advertising and promotion costs were $11,779 and $24,764 respectively.

PROPERTY AND EQUIPMENT:

Property and equipment are valued at cost. Depreciation is being provided by use of the straight-line method over the estimated useful lives of the assets, ranging from three to seven years.

DEBT WITH STOCK PURCHASE WARRANTS:

The proceeds received from debt issued with stock purchase warrants is allocated between the debt and the warrants, based upon the relative fair values of the two securities, and the balance of the proceeds is accounted for as additional paid-in capital. The resulting debt discount is amortized to expense over the term of the debt instrument, using the interest method. In the event of settlement of such debt in advance of the maturity date, an expense is recognized based upon the difference between the then carrying amount (i.e., face amount less unamortized discount) and amount of payment.

DEBT WITH BENEFICIAL CONVERSION FEATURE:

In January 2001, the Financial Accounting Standards Board Emerging Issues Task Force issued EITF 00-27 effective for convertible debt instruments issued after November 16, 2000. This pronouncement requires the use of the intrinsic value method for recognition of the detachable and embedded equity features included with indebtedness, and requires amortization of the amount associated with the convertibility feature over the life of the debt instrument rather than the period for which the instrument first becomes convertible. The discount attributable to the value of the warrants as calculated using the Black-Scholes pricing model and the value of the equity conversion features exceeded the face value of the convertible notes. As a result, the notes were mostly fully discounted and the discount was recorded as additional paid-in capital. The discount is amortized using the effective interest rate method over the life of the debt. Upon conversion of the debt, any unamortized debt issue costs will be charged to expense.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          NOTES TO FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 2003 AND 2002

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

SOFTWARE DEVELOPMENT COSTS:

The Company accounts for their software development costs in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," ("SFAS No. 86"). SFAS No. 86 requires the Company to capitalize the direct costs and allocate overhead associated with the development of software products. Initial costs are charged to operations as research prior to the development of a detailed program design or a working model. Costs incurred subsequent to the product release, and research and development performed under contract are charged to operations. Capitalized costs are amortized over the estimated product life of four years on the straight-line basis. The Company evaluates for impairment losses annually or when economic circumstances necessitate. The Company will recognize an impairment loss if the amount by which the unamortized capitalized cost of a computer software product exceeds the net realizable value of that asset. No impairment losses were recognized during the years ended December 31, 2003 and 2002.

Amortization expense totaled $407,481 and $390,967 for the years ended December 31, 2003 and 2002, respectively. Accumulated amortization as of December 31, 2003 amounted to $1,259,664.

COMPREHENSIVE LOSS:

Comprehensive loss consists of net loss only, and accordingly, a Statement of Comprehensive Loss is not presented.

TRADEMARKS AND PATENTS:

The Company's trademark costs consist of legal fees paid in connection with trademarks. The Company amortizes trademarks using the straight-line method over the period of estimated benefit, generally four years. Amortization expense charged for the years ended December 31, 2003 and 2002 totaled $59,017 and $57,977, respectively. Accumulated amortization as of December 31, 2003 amounted to $195,064.

The Company's patent costs consist of legal fees paid in connection with patents pending. The Company will amortize patents using the straight-line method over the period of estimated benefit, generally five years. Amortization expense charged for the years ended December 31, 2003 and 2002 totaled $18,971 and $12,620, respectively. There was no amortization expense charged for the year ended December 31, 2001. Accumulated amortization as of December 31, 2003 amounted to $31,591.

In accordance with SFAS 142, the Company periodically evaluates whether events or circumstances have occurred that may affect the estimated useful life or the recoverability of the remaining balance of the patent and trademarks. Impairment of the assets is triggered when the estimated future undiscounted cash flows do not exceed the carrying amount of the intangible asset. If the events or circumstances indicate that the remaining balance of the assets may be permanently impaired, such potential impairment will be measured based upon the difference between the carrying amount of the assets and the fair value of such assets, determined using the estimated future discounted cash flows generated.

NET LOSS PER SHARE:

The Company uses SFAS No. 128, "Earnings Per Share" for calculating the basic and diluted loss per share. Basic loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At December 31, 2003 and 2002, the outstanding number of potentially dilutive common stock equivalents, consisting of 1,900,500 and 3,173,625 stock options, 16,099,643 and 3,462,297 stock warrants, and convertible debentures estimated at 96,000,000 Shares (2003) and 6,175,000 (2002), using an assumed weighted conversion rate of $0.005 have not been included in the computation of diluted weighted average number of common shares outstanding, as their effect would be anti-dilutive for December 31, 2003 and 2002, respectively.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     YEARS ENDED DECEMBER 31, 2003 AND 2002

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES CONTINUED:

INCOME TAXES:

Deferred income taxes are reported using the liability method. Deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

INCENTIVE AND STOCK NONQUALIFIED OPTION PLAN:

Pro forma information regarding the effect on operations as required by SFAS 123 and SFAS 148, has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. Pro forma information, using the Black-Scholes method at the date of grant, is based on the following assumptions:

Expected life                       2.7 Years
Risk-free interest rate                  5.0%
Dividend yield                              -
Volatility                               100%

This option valuation model requires input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing model does not necessarily provide a reliable single measure of fair value of its employee stock options.

For purposes of SFAS 123 pro forma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period. No expense was recognized under APB 25. The Company's pro forma information is as follows:


                                                December 31, 2003   December 31, 2002
                                               ------------------  ------------------

Net loss, as reported                               $(5,931,972)        $(6,568,922)
                                                    ------------        ------------
Stock compensation calculated under SFAS 123        $  (419,000)        $(1,001,078)
                                                    ------------        ------------
Pro forma net loss                                  $(6,350,972)        $(7,570,000)
                                                    ------------        ------------

Basic and diluted historical loss per share         $     (0.09)        $     (0.21)
                                                    ------------        ------------
Pro forma basic and diluted loss per share          $     (0.10)        $     (0.24)
                                                    ------------        ------------

NEW ACCOUNTING PRONOUNCEMENTS:

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" (an interpretation of Accounting Research Bulletin
(ARB) No. 51, Consolidated Financial Statements). Interpretation 46 addresses consolidation by business enterprises of entities to which the usual condition of consolidation described in ARB-51 does not apply. The Interpretation changes the criteria by which one company includes another entity in its consolidated financial statements. The general requirement to consolidate under ARB-51 is based on the presumption that an enterprise's financial statements should include all of the entities in which it has a controlling financial interest (i.e., majority voting interest). Interpretation 46 requires a variable interest entity to be consolidated by a company that does not have a majority voting interest, but nevertheless, is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. A company that consolidates a variable interest entity is called the primary beneficiary of that entity.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     YEARS ENDED DECEMBER 31, 2003 AND 2002

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES CONTINUED:

In December 2003 the FASB concluded to revise certain elements of FIN 46, primarily to clarify the required accounting for interests in variable interest entities. FIN-46R replaces FIN-46, that was issued in January 2003. FIN-46R exempts certain entities from its requirements and provides for special effective dates for entities that have fully or partially applied FIN-46 as of December 24, 2003. In certain situations, entities have the option of applying or continuing to apply FIN-46 for a short period of time before applying FIN-46R. In general, for all entities that were previously considered special purpose entities, FIN 46 should be applied in periods ending after December 15, 2003. Otherwise, FIN 46 is to be applied for registrants who file under Regulation SX in periods ending after March 15, 2004, and for registrants who file under Regulation SB, in periods ending after December 15, 2004. The Company does not expect the adoption to have a material impact on the Company's financial position or results of operations.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement 133. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The guidance should be applied prospectively. The Company does not expect the adoption of SFAS No. 149 to have a material impact on its consolidated financial position, results of operations or stockholders' equity.

In May 2003, the FASB Issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 clarifies the accounting treatment for certain financial instruments with characteristics of both liabilities and equity and requires that those instruments be classified as liabilities in statements of financial position. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective for public entities at the
beginning of the first int        erimperiodbeginningafterJune15,2003.TheCompany
does not expect the adoption of SFAS No. 150 to have a material impact on its financial position, results of operations or stockholders' equity.

(3) PROPERTY AND EQUIPMENT:

A summary is as follows:

Computer equipment                              $    495,126
Website development                                   35,974
Equipment                                            296,959
Furniture and fixtures                               120,243
Web host computer equipment                          420,993
Leasehold improvements                                15,222
                                                -------------

                                                   1,384,517
Less accumulated depreciation and amortization     1,170,166
                                                -------------
                                                $    214,351
                                                =============

Depreciation expense totaled $195,178 and $377,051 for the years ended December 31, 2003 and 2002, respectively.

(4) NOTES PAYABLE:

On April 10, 2003, the Company entered into a securities purchase agreement with four accredited investors, Alpha Capital Aktiengesellschaft, Ellis Enterprises Ltd., Greenwich Growth Fund Limited, and 01144 Limited for the issuance of 4% convertible debentures in the aggregate amount of $600,000. The notes bear interest at 4% (effective interest rate in excess of 100%), mature on April 10, 2005, and are convertible into the Company's common stock, at the holders' option, at the lower of (i) $0.1166 or (ii) 80% of the average of the five lowest closing bid prices for the common stock on a principal market for the 30 trading days before but not including the conversion date. The note may not be

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     YEARS ENDED DECEMBER 31, 2003 AND 2002

(4) NOTES PAYABLE: CONTINUED:

paid, in whole or in part, before April 10, 2005 without the consent of the holder. The full principal amount of the convertible notes is due upon default under the terms of convertible notes. In addition, the Company issued an aggregate of 350,004 warrants to the investors. The warrants are exercisable until April 10, 2008 at a purchase price of $.1272 per share. Net proceeds amounted to approximately $540,000, net of debt issue cash cost of $60,000. The fair value of the warrants of $25,000 using Black Scholes option pricing model and the beneficial conversion feature of approximately $515,000 have been amortized over the life of the debt using the interest method. Upon conversion of the debt, any unamortized debt issue costs was charged to interest expense.

As of December 31, 2003, Alpha Capital Aktiengesellschaft, Ellis Enterprises Ltd., Greenwich Growth Fund Limited, and 01144 Limited had converted all of its April 10, 2003 notes aggregating $700,000 plus interest into 20,675,854 common shares at an average conversion price of $0.33 per share.

On June 30, 2003, the Company entered into a securities purchase agreement with two accredited investors, Alpha Capital Aktiengesellschaft, and Bristol Investment Fund Limited for the issuance of 4% convertible debentures in the aggregate amount of $500,000. The notes bear interest at 4% (effective interest rate in excess of 100% on the aggregate amount), mature on June 20, 2005, and are convertible into the Company's common stock, at the holders' option, at the lower of (i) $0.1023 or (ii) 80% of the average of the five lowest closing bid prices for the common stock on a principal market for the 30 trading days before but not including the conversion date. The note may not be paid, in whole or in part, before June 30, 2005 without the consent of the holder. The full principal amount of the convertible notes is due upon default under the terms of convertible notes. In addition, the Company issued an aggregate of 291,670 warrants to the investors. The warrants are exercisable until June 30, 2008 at a purchase price of $.1116 per share. Net proceeds amounted to approximately $450,000, net of debt issue cash cost of $62,000. The fair value of the warrants of $14,000 using Black Scholes option pricing model and the beneficial conversion feature of approximately $193,000 was amortized as interest expense over the life of the debt using the interest method. Upon conversion of the debt, any unamortized debt issue costs was charges to interest expense.

As of December 31, 2003, Alpha Capital Aktiengesellschaft and Bristol Investments had converted all of its June 30, 2003 notes aggregating $500,000 plus interest into 16,990,200 common shares at an average conversion price of $0.031 per share.

On September 17, 2003, the Company entered into a securities purchase agreement with three accredited investors, Alpha Capital Aktiengesellschaft, Bristol Investment Fund Limited and Ellis Enterprises Ltd for the issuance of 6% convertible debentures in the aggregate amount of $750,000. The notes bear interest at 6% (effective interest rate in excess of 100% on the aggregate amount), mature on September 17, 2004, and are convertible into the Company's common stock, at the holders' option, at the lower of (i) $0.0474 or (ii) 78% of the average of the three lowest closing bid prices for the common stock on a principal market for the 30 trading days before but not including the conversion date. The note may not be paid, in whole or in part, before September 17, 2004 without the consent of the holder. The full principal amount of the convertible notes is due upon default under the terms of convertible notes. In addition, the Company issued an aggregate of 9,493,672 warrants to the investors. The warrants are exercisable until September 17, 2010 at a purchase price of $.0474 per share. Net proceeds amounted to approximately $690,000, net of debt issue cash cost of $60,000. The relative value (limited to the face amount of the debt) of all the warrants of $327,000 using Black Scholes option pricing model, cash cost of $60,000 and the beneficial conversion feature of approximately $363,000 will be amortized over the life of the debt using the interest method.

As of December 31, 2003, the balance owed was $405,000 and the unamortized discount amounted to $334,000. Upon conversion of the debt mentioned above, any unamortized debt issue costs will be charged to expense. As of December 31, 2003, Alpha Capital Aktiengesellschaft, Bristol Investments and Ellis Enterprises had converted $345,000 of principal from the September 17, 2003 notes plus interest into 11,521,271 common shares at an average conversion price of $0.030 per share. The unconverted portion of this note is due at various times through September 17, 2004, which as of December 31, 2003 amounted to $405,000.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     YEARS ENDED DECEMBER 31, 2003 AND 2002

(4) NOTES PAYABLE, CONTINUED:

Subsequent to December 31, 2003, the following note holders converted principal into common shares: Alpha Capital Akteingesellschaft converted $100,000 of note principal into 4,378,122 common shares at an average conversion price of $0.023. Bristol Investments converted $100,000 of note principal into 4,317,308 common shares at an average conversion price of $0.023.

On December 12, 2003 the Company entered into a securities purchase agreement with La Jolla Cove Investors, Inc. for the issuance of a 7.75% convertible debenture in the aggregate amount of $250,000. The note bears interest at 7.75% (effective interest rate in excess of 100% on the aggregate amount), matures on December 12, 2005, and are convertible into the Company's common stock, at the holder' option, at the lower of (i) $0.25 or (ii) eighty percent (80%) of the average of the three lowest volume weighted average prices during the twenty
(20) trading days prior to holder's election to convert. In addition, the company issued an aggregate of 2,500,000 warrants to the investors. The warrants are exercisable until December 12, 2006 at a purchase price of $1.00 per share. Beginning in the first calendar month after the registration statement is declared effective; holder shall convert at least 7%, but no more than 15% of the face value of the debenture per calendar month into common shares of the company. The 15% monthly maximum amount shall not be applicable if the current market price of the common stock at anytime during the applicable month is higher than the current market price of the common stock on the closing date. Net proceeds will amount to approximately $237,000, net of debt issue cash cost of $13,000. Pursuant to this offering, the Company has already received $100,000 and received the remaining $137,000 on January 16, 2004. The relative value (limited to the face amount of the debt) of all the warrants of $18,030 using Black Scholes option pricing model and the beneficial conversion feature of approximately $231,970 will be amortized over the life of the debt using the interest method. Upon conversion of the debt mentioned above, any unamortized debt issue costs will be charged to expense.

As of December 31, 2003, La Jolla Cove Investors had not converted any of their note. The unconverted portion of this note is due December 12, 2005, which as of December 31, 2003 amounted to $250,000.

(5) COMMON STOCK

On June 22, 1999, in connection with a Merger Agreement and Plan of Reorganization with Dead On, Inc., the Company exchanged all of its outstanding shares of common stock for 7,000,000 newly issued shares of the common stock of Dead On, Inc. (Note 1). Pursuant to a plan approved by One Voice Technologies' Board of Directors in July 1999, the Company repurchased and retired 10,000,000 shares of its common stock, $.001 par value per share. During December 2001, the shareholders approved the increase of authorized number of common stock shares to 100,000,000.

PRIVATE PLACEMENTS

In May 1999, the Company commenced a private placement of 1,500,000 shares of the Company's common stock at a purchase price of $2.00 per share. The Private Placement was exempt from the registration provisions of the Act by virtue of
Section 4(2) of the Act, as transactions by an issuer not involving any public offering. The securities issued pursuant to the Private Placement were restricted securities as defined in Rule 144. The offering generated proceeds of approximately $2,846,000, net of offering costs of approximately $154,000. An additional 150,000 shares of the Company's common stock was issued for services rendered in connection with this private placement, which was valued at $2.00 per share.

In January 2000, the Company entered into a Subscription Agreement with an unrelated foreign party providing for the sale of 312,500 shares of the Company's common stock at $6.40 per share and 156,250 common stock purchase warrants. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $8.00. The warrants expired on January 5, 2001. Proceeds raised from the shares and warrants total approximately $1,800,000, net of offering costs of approximately $200,000.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     YEARS ENDED DECEMBER 31, 2003 AND 2002

(5) COMMON STOCK, CONTINUED:

In March 2000, the Company commenced a private placement of approximately 1,000,000 units consisting of 1 share of the Company's common stock and 1/2 common stock purchase warrant for each unit purchased. The Company raised proceeds totaling approximately $12,146,000, net of offering costs of approximately $902,000, from the issuance of 988,560 shares of common stock and 494,280 common stock purchase warrants. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $18.00. The warrants expire at various times through April 2001.

In June 2001, the Company raised proceeds of approximately $840,020, which is net of offering costs of approximately $73,000, from the issuance of 702,350 shares through a private placement offering of its restricted stock. The offering price was $1.30 per share. The Company also issued 702,350 warrants (valued using the Black-Scholes method at the date of grant) to the investors, which have an exercise price of $0.86 per share and expire on June 30, 2002.

During May 2002, the Company entered into an equity financing agreement of up to $5 million, with an initial put demand by the Company for approximately $800,000 in exchange for 2,666,667 shares of the Company's common stock at a price of $0.30 per share. Subsequently, on August 8, 2002, $500,000 of the $800,000 investment was re-priced and 833,334 shares (valued at $175,000) of common stock was issued to the investors so that the average cost of the initial put was $0.22857 per share. Pursuant to this agreement, the Company can exercise its right to require the Investor to purchase a discretionary amount of the Company's common stock as determined by the Company, subject to the terms of the agreement. The minimum put amount is $150,000 and the offering price of the Company's common stock is determined on a formula, as set forth in the agreement.

In addition, the Company also issued 300,000 warrants in May 2002, to purchase shares of the Company's common stock at an exercise price of $0.43 per share. Subsequently, on August 8, 2002, the Company adjusted the exercise price on these warrants to $.20 per share due to a subsequent financing. The Company paid a finders fee of $48,000 and issued 75,000 warrants with an exercise price of $0.43, the value of which has been netted against the gross proceeds. During 2002, the Company accounted for the change in exercise under variable accounting and recognized an expense of $9,000 during the period. In addition, the Company also recognized an expense of $175,000 from the issuance of additional 833,334 common shares referred to above.

During the year ended December 31, 2002, Laurus Master Fund converted principal plus accrued interest of $705,455 into 2,110,129 common shares.

During the year ended December 31, 2002, Stonestreet Capital converted principal plus accrued interest of $903,699 into 4,294,596 common shares.

During the year ended December 31, 2002, Alpha Capital Aktiengesellschaft converted principal plus accrued interest of $345,000 into 2,767,752 common shares.

During the year ended December 31, 2002, Ellis Enterprises Ltd. converted principal plus accrued interest of $40,000 into 300,842 common shares.

During the year ended December 31, 2002, Bristol Investments converted principal plus accrued interest of $30,000 into 225,699 common shares.

During the year ended December 31, 2003, the note holders converted the principal outstanding at December 31, 2002 of $1,235,000 plus accrued interest, into 19,008,757 common shares.

During the year ended December 31, 2003, Alpha Capital Aktiengesellschaft, Ellis Enterprises Ltd., Greenwich Growth Fund Limited, and 01144 Limited had converted all of its April 10, 2003 notes aggregating $700,000 plus interest into 20,675,854 common shares at an average conversion price of $0.03 per share.

During the year ended December 31, 2003, Alpha Capital Aktiengesellschaft and Bristol Investments had converted all of its June 30, 2003 notes aggregating $500,000 plus interest into 16,990,200 common shares at an average conversion price of $0.03 per share.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     YEARS ENDED DECEMBER 31, 2003 AND 2002

(5) COMMON STOCK, CONTINUED:

During the year ended December 31, 2003, Alpha Capital Aktiengesellschaft, Bristol Investments and Ellis Enterprises had converted $345,000 of principal from the September 17, 2003 notes plus interest into 11,521,271 common shares at an average conversion price of $0.03 per share.

SETTLEMENT

During September 2001, the Company entered into an agreement with an investment banking group to settle a dispute regarding a financial consulting agreement dated May 30, 2000. While the management did not believe that the claims were meritorious, the Company entered into the Settlement Agreement, among other reasons, to avoid distracting management's focus from operations and to minimize legal expenses. Pursuant to the settlement, the Company issued 110,000 shares of common stock and 300,000 warrants exercisable into 300,000 shares of common stock, of which, 150,000 warrants are exercisable at $2.00 per share and 150,000 warrants are exercisable at $1.50 per share. Total consideration given amounted to $298,050, comprised of $50,000 paid in cash, 110,000 in common stock shares with a fair value of $81,400 and 300,000 in warrants with a fair value using Black Scholes model of

(6) INCOME TAXES:

For federal income tax return purposes, the Company has available net operating loss carryforwards of approximately $28,000,000, which includes approximately $323,000 acquired from Dead On, Inc. The net operating loss carry-forwards expire through 2023 and are available to offset future income tax liabilities.

A reconciliation of the provision for income taxes at statutory rates to the provision reported in the consolidated financial statements is as follows:

                                                 Year ended      Year ended
                                                 December 31,    December 31,
                                                     2003            2002
                                                 -------------   -------------

Federal income tax (benefit) at statutory rates            34%             34%
State income taxes (benefit), less federal
  income tax benefit                                        6               6
                                                 -------------   -------------

Total provision/(benefit)                                  40              40
Permanent differences (warrant cost and
  beneficial conversion feature amortization)             (15)            (15)
Net operating loss                                        (25)            (25)
                                                 -------------   -------------

      Total provision                                       -%             -%
                                                 =============   =============

Temporary differences which give rise to deferred tax assets and liabilities at December 31, 2003 are as follows:

Net operating loss carryforwards                  $   28,000,000
Valuation allowance                                  (28,000,000)
                                                  ---------------
          Net deferred taxes                      $           --
                                                  ===============

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     YEARS ENDED DECEMBER 31, 2003 AND 2002

(7) EMPLOYMENT AGREEMENT:

The Company entered into an employment agreement with an officer stockholder of the Company to pay an annual base salary of $252,000 through July 2002. Following July 2002, the consulting agreement reverted to a month to month basis. Increases are determined annually by the Board of Directors. Under this agreement, salaries approximated $250,000 and $240,000 for the years ended December 31, 2003 and 2002, respectively.

(8) CONSULTING AGREEMENT:

The Company entered into a consulting agreement with a personal service corporation owned by an officer of the Company to pay an annual consulting fee of $143,000 through July 2002. Following July 2002, the consulting agreement reverted to a month to month basis. Increases are determined annually by the Board of Directors. Consulting fees approximated $85,000 and $141,000 for the years ended December 31, 2003 and 2002, respectively.

(9) COMMITMENTS AND CONTINGENCIES:

The Company leases its facilities under leases that expire at various times through October 2005. The following is a schedule by years of future minimum rental payments required under operating leases that have noncancellable lease terms in excess of one year as of December 31, 2002:

Year ending December 31,
    2004                                    $ 313,291
    2005                                      266,053
                                            ----------
                                              579,344
Less sublease income                          180,000
                                            ----------
                                            $ 399,344
                                            ==========

Rent expense, net of sublease income of $90,000 amounted to $175,395 for the year ended December 31, 2003.

(10) INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN:

On July 14, 1999, the Company enacted an Incentive and Nonqualified Stock Option Plan (the "Plan") for its employees and consultants under which a maximum of 3,000,000 options (Amendment to increase the available shares from 1,500,000 to 3,000,000 approved by the shareholders in December 2001) and approved by the shareholders may be granted to purchase common stock of the Company.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     YEARS ENDED DECEMBER 31, 2003 AND 2002

(10) INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN, CONTINUED

Two types of options may be granted under the Plan: (1) Incentive Stock Options (also known as Qualified Stock Options) which may only be issued to employees of the Company and whereby the exercise price of the option is not less than the fair market value of the common stock on the date it was reserved for issuance under the Plan; and (2) Nonstatutory Stock Options which may be issued to either employees or consultants of the Company and whereby the exercise price of the option is greater than 85% of the fair market value of the common stock on the date it was reserved for issuance under the plan. Grants of options may be made to employees and consultants without regard to any performance measures. All options issued pursuant to the Plan vest at a rate of at least 20% per year over a 5-year period from the date of the grant or sooner if approved by the Board of Directors. All options issued pursuant to the Plan are nontransferable and subject to forfeiture.

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. The Company follows SFAS No. 123 for stock options granted to non-employees and records a consulting expense equal to the fair value of the options at the date of grant.

During 2000, the Company granted 53,725 stock options exercisable at an average exercise price of $10.22 to consultants for professional services provided to the Company. The options expire at various times through 2003. The options were valued using the Black-Scholes method at the date of grant.

During 2001, the Company granted 250,000 stock options exercisable at an exercise price of $0.65 to a consultant for professional services provided and to be provided to the Company. The options expire at various times through 2004. The options were valued using the Black-Scholes method at the date of grant. Compensation expense, recognized over the vesting period, to consultants pursuant to SFAS No. 123 amounted to $107,276 and $140,263 for the years ended December 31,2002 and 2001, respectively.

During 2002, the Company granted 1,095,000 stock options exercisable at an average exercise price of $0.14 to employees of the Company. The options expire at various times through 2005.

During 2003, the Company granted 275,000 stock options exercisable at an exercise price of $0.11 to employees of the Company, of which, 250,000 options were terminated in 2003.

The number and weighted average exercise prices of options granted under the plan for the years ended December 31, 2003 and 2002 are as follows:

                                              2003                  2002
                                      -------------------   -------------------
                                                  Average               Average
                                                  Exercise              Exercise
                                        Number     Price      Number     Price
                                      ----------  -------   ----------  -------
Outstanding at beginning of the year  3,173,625    $1.58    2,078,625    $2.33
Granted during the year                 275,000     0.12    1,095,000      .15
Terminated during the year            1,548,125     1.38           --       --
Exercised during the year                    --       --           --       --
Outstanding at end of the year        1,900,500     1.54    3,173,625     1.58
Exercisable at end of the year        1,534,400     1.85    1,528,625     2.84

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                     YEARS ENDED DECEMBER 31, 2003 AND 2002

(11) WARRANTS:

At December 31, 2003, the Company had warrants outstanding that allow the holders to purchase up to 16,099,643 shares of common stock, of which, 11,847,572 warrants had an exercise price of $0.0474 expiring through August 2005, 2,583,333 warrants have an exercise price of $1.00 per share expiring through December 2006, 1,668,738 warrants have an exercise price ranging from $0.20 to $0.96 expiring through December 2007.

The number and weighted average exercise prices of the warrants for the years ended December 31, 2003 and 2002 are as follows:

                                              2003                  2002
                                      -------------------   -------------------
                                                  Average               Average
                                                  Exercise              Exercise
                                        Number     Price      Number     Price
                                      ----------  -------   ----------  -------

Outstanding at beginning of the year   3,464,297   $1.26      1,457,567    $2.42
Granted during the year               12,635,346     .24      2,037,242      .42
Terminated during the year                   --       --         30,512      .11
Exercised during the year                    --       --             --       --
Outstanding at end of the year        16,099,643    0.46      3,464,297     1.26
Exercisable at end of the year        16,099,643    0.46      3,464,297     1.26

(12) SUBSEQUENT EVENT:

Subsequent to December 31, 2003, note holders converted additional note principal into common shares as follows:

                                                                Average
                                     Amount       Converted    Exercise
                                    Converted    Shares Into    Price
                                   -----------   -----------   --------
Alpha Capital Akteingesellschaft   $  100,000     4,378,122    $ 0.023
Bristol Investments                   100,000     4,317,308    $ 0.023
Ellis Enterprise Limited               55,000     2,364,575    $ 0.023
                                   -----------   -----------   --------
                                   $  255,000    11,060,005    $ 0.023
                                   ===========   ===========   ========

La Jolla Cove Investors converted $25,500 of principal into 11,000,000 common shares at an average conversion price of $0.0023. They also exercised 255,000 warrants into 255,000 common shares at an average exercise price of $1.00 for net proceeds of $255,000(see Note 5).


                                    ONE VOICE TECHNOLOGIES, INC.
                                  (A DEVELOPMENT STAGE ENTERPRISE)
                                           BALANCE SHEETS
                                JUNE 30, 2004 AND DECEMBER 31, 2003

                                                                        2004              2003
                                                                     (UNAUDITED)        (AUDITED)
                                                                    -------------     -------------
                                               ASSETS

CURRENT ASSETS:
   Cash and cash equivalents                                        $    168,946      $     53,709
   Other receivables                                                       5,847           137,000
   Prepaid expenses                                                       47,882            37,698
                                                                    -------------     -------------

     Total current assets                                                222,675           228,407

PROPERTY AND EQUIPMENT, net                                              192,577           214,351

OTHER ASSETS:
   Software licensing, net                                                 1,837             2,839
   Software development costs, net                                       206,181           393,857
   Deposits                                                                2,157             9,926
   Trademarks, net                                                        22,856            47,668
   Patents, net                                                           73,449            78,186
                                                                    -------------     -------------

       Total assets                                                 $    721,732      $    975,234
                                                                    =============     =============

                           LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
   Accounts payable and accrued expenses                            $  1,159,909      $    910,029

LONG-TERM DEBT:
   6.00% convertible notes payable                                            --            70,955
   7.75% convertible notes payable                                        47,810             6,957
   8.00% note payable                                                    104,000           104,000
                                                                    -------------     -------------

       Total liabilities                                               1,311,719         1,091,941

STOCKHOLDERS' EQUITY (DEFICIT):
   Preferred stock; $.001 par value, 10,000,000 shares
     authorized, no shares issued and outstanding                             --                --
   Common stock; $.001 par value, 250,000,000 shares
     authorized, 205,939,600 and 107,130,615 shares
     issued and outstanding in 2004 and 2003, respectively               205,938           107,131
   Common stock subscribed (8,425,000 shares to be issued)                72,000
   Additional paid-in capital                                         33,876,237        32,235,170
   Deficit accumulated during development stage                      (34,744,162)      (32,459,008)
                                                                    -------------     -------------

       Total stockholders' equity (deficit)                             (589,987)         (116,707)
                                                                    -------------     -------------

Total liabilities and stockholders' equity (deficit)                $    721,732      $    975,234
                                                                    =============     =============

                                      See accompanying notes.

                                                F-21

                                            ONE VOICE TECHNOLOGIES, INC.
                                          (A DEVELOPMENT STAGE ENTERPRISE)
                                              STATEMENTS OF OPERATIONS
                                                     (UNAUDITED)

                                                                                                     January 1, 1999
                                  Three Months Ended                    Six Months Ended             (Inception) to
                          June 30, 2004      June 30, 2003      June 30, 2004      June 30, 2003      June 30, 2004
                          --------------     --------------     --------------     --------------     --------------
Revenue                  $          --      $          --      $          --      $          --      $     700,321
Cost of revenue                     --                 --                 --                 --            205,675
                          --------------     --------------     --------------     --------------     --------------

     Gross profit                    --                 --                 --                 --            494,646

General and
   administrative
   expenses                   1,042,697          1,469,690          2,285,154          2,901,097         35,238,808
                          --------------     --------------     --------------     --------------     --------------

     Net loss             $  (1,042,697)     $  (1,469,690)     $  (2,285,154)     $  (2,901,097)     $ (34,744,162)
                          ==============     ==============     ==============     ==============     ==============

Net loss per share,
   basic and diluted      $       (0.01)     $       (0.03)     $       (0.01)     $       (0.06)
                          ==============     ==============     ==============     ==============

Weighted average
   common equivalent
   shares outstanding
   basic and diluted        199,064,000         51,880,000        153,097,000         45,870,000
                          ==============     ==============     ==============     ==============

                                               See accompanying notes.

                                                        F-22

                                       ONE VOICE TECHNOLOGIES, INC.
                                     (A DEVELOPMENT STAGE ENTERPRISE)
                                         STATEMENTS OF CASH FLOWS
                                                (UNAUDITED)

                                                                                           January 1, 1999
                                                           For the Six Months Ended        (Inception) to
                                                                   June 30,                    June 30,
                                                            2004               2003             2004
                                                        -------------     -------------     -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                             $ (2,285,154)     $ (2,901,097)     $(34,744,162)

ADJUSTMENTS TO RECONCILE NET LOSS TO NET
   CASH USED IN OPERATING ACTIVITIES:
     Depreciation and amortization                           296,019           356,896         4,132,816
     Loss on disposal of assets                                   --                --            23,340
     Amortization of discount on note payable                471,908           944,308         6,128,410
     Options issued in exchange for services                      --            11,271           459,393
     Warrants issued in exchange for services                     --                --           221,650
CHANGES IN OPERATING ASSETS AND LIABILITIES:
   (INCREASE) DECREASE IN ASSETS:
     Other receivable                                        131,153            29,846            (5,847)
      Prepaid expenses                                       (10,183)          (16,023)          (47,882)
      Deposits                                                 7,769            10,000            (2,157)
   INCREASE (DECREASE) IN LIABILITIES:
     Accounts payable and accrued expenses                   249,879           236,538         1,159,909
                                                        -------------     -------------     -------------

         Net cash used in operating activities            (1,138,609)       (1,328,261)      (22,674,530)
                                                        -------------     -------------     -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment                        (28,675)          (18,784)       (1,457,695)
   Software licensing                                             --                --        (1,145,322)
   Software development costs                                (20,575)          (67,094)       (1,674,096)
   Trademarks                                                     --              (262)         (242,731)
   Patents                                                    (6,768)          (14,466)         (116,545)
   Loan fees                                                      --                --          (200,000)
                                                        -------------     -------------     -------------

          Net cash used in investing activities              (56,018)         (100,606)       (4,836,389)
                                                        -------------     -------------     -------------

CASH FLOWS FROM FINANCING
   ACTIVITIES:
     Proceeds from issuance of common stock, net                  --                --        18,465,151
     Retirement of common stock, net                              --                --           (10,000)
     Payments on loans payable, officer-stockholder               --                --          (200,000)
     Proceeds from loans payable                                  --                --           304,000
     Proceeds from convertible note payable                       --           796,750         7,810,850
     Proceeds from warrant exercise                        1,309,864                --         1,309,864
                                                        -------------     -------------     -------------

          Net cash provided by financing activities        1,309,864           796,750        27,679,865
                                                        -------------     -------------     -------------

NET INCREASE (DECREASE) IN CASH                              115,237          (632,117)          168,946
CASH AND CASH EQUIVALENTS, beginning of period                53,709           745,155                --
                                                        -------------     -------------     -------------

CASH AND CASH EQUIVALENTS, end of period                $    168,946      $    113,038      $    168,946
                                                        =============     =============     =============

                                          See accompanying notes.

                                                    F-23

                                            ONE VOICE TECHNOLOGIES, INC.
                                          (A DEVELOPMENT STAGE ENTERPRISE)
                                        STATEMENTS OF CASH FLOWS (CONTINUED)
                                                     (UNAUDITED)

                                                                                                     January 1, 1999
                                                                For the Six Months Ended             (Inception) to
                                                                        June 30,                        June 30,
                                                               2004                  2003                 2004
                                                         -----------------    -----------------    -----------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid                                          $             --     $             --     $         89,426
                                                         =================    =================    =================
  Income taxes paid                                      $            800     $            800     $          7,487
                                                         =================    =================    =================

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING
 ACTIVITIES:
   Options issued in exchange for services               $             --     $         11,271     $        377,993
                                                         =================    =================    =================
   Shares Issued for re-pricing of conversion rate       $             --     $             --     $        175,000
                                                         =================    =================    =================
   Common shares and warrants issued for
     settlement                                          $             --     $             --     $        303,050
                                                         =================    =================    =================
   Warrants issued in connection with financing          $             --     $         33,777     $      4,290,153
                                                         =================    =================    =================
   Beneficial conversion feature of convertible debt     $             --     $        631,209     $      3,657,750
                                                         =================    =================    =================
   Common stock issued in exchange for debt              $        490,901     $      1,102,215     $      7,223,417
                                                         =================    =================    =================

                                               See accompanying notes.

                                                         F-24

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                          NOTES TO FINANCIAL STATEMENTS

(1)      ORGANIZATION:

         One Voice Technologies, Inc. (the "Company") (formerly Conversational Systems, Inc.), a California corporation, was incorporated on April 8, 1999. The operations of the Company began in 1999.

         On June 22, 1999 pursuant to a Merger Agreement and Plan of Reorganization Dead On, Inc. exchanged 7,000,000 shares of common stock for 100% of the outstanding shares of common stock of Conversational Systems, Inc. The exchange has been accounted for as a reverse merger, under the purchase method of accounting. In July 1999, in contemplation of the merger between Dead On, Inc. and Conversational Systems, Inc., the Company repurchased and retired 10,000,000 shares of common stock. The combination and retirement of the common stock has been recorded as a recapitalization of stockholders' equity. Conversational Systems, Inc. was liquidated and Dead On, Inc. changed its legal name to One Voice Technologies, Inc.

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         INTERIM FINANCIAL STATEMENTS:

         The accompanying financial statements include all adjustments (consisting of only normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the results of operations for the periods presented. Interim results are not necessarily indicative of the results to be expected for the full year ended December 31, 2004. The financial statements should be read in conjunction with the financial statements included in the annual report of One Voice Technologies, Inc. (the "Company") on Form 10-KSB for the year ended December 31, 2003.

         GOING CONCERN:

         The Company's financial statements have been presented on the basis that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred a net loss of $1,042,697 during the three months ended June 30, 2004 and had an accumulated deficit of $34,744,162.The Company had negative working capital of $937,234 at June 30, 2004. Cash flows used for operations amounted to $1,138,609 for the six months ended June 30, 2004. These factors raise substantial doubt about the Company's ability to continue as a going concern unless the Company enters into a significant revenue-bearing contract. Management is currently seeking additional equity or debt financing (See Subsequent Events). Additionally, management is currently pursuing revenue-bearing contracts utilizing various applications of its technology including wireless technology. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

         BUSINESS ACTIVITY:

         The Company develops and markets computer software using Intelligent Voice Interactive Technology (IVIT(TM)) to website owners in the United States and other countries.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

         REVENUE RECOGNITION:

         The Company recognizes revenues when earned in the period in which the service is provided or product shipped. Service and license fees are deferred and recognized over the life of the agreement.

         The Company's revenue recognition policies are in compliance with all applicable accounting regulations, including American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 97-2, Software Revenue Recognition, as amended by SOP 98-4 and SOP 98-9. Any revenues from software arrangements with multiple elements are allocated to each element of the arrangement based on the relative fair values using specific objective evidence as defined in the SOPs. If no such objective evidence exists, revenues from the arrangements are not recognized until the entire arrangement is completed and accepted by the customer. Once the amount of the revenue for each element is determined, the Company recognizes revenues as each element is completed and accepted by the customer. For arrangements that require significant production, modification or customization of software, the entire arrangement is accounted for by the percentage of completion method, in conformity with Accounting Research Bulletin ("ARB") No. 45 and SOP 81-1.

         INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN:

         Pro forma information regarding the effect on operations as required by SFAS 123 and SFAS 148, has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. Pro forma information using the Black-Scholes method at the date of grant based on the following assumptions:

                  Expected life                                       3 Years
                  Risk-free interest rate                                5.0%
                  Dividend yield                                            -
                  Volatility                                             100%

         This option valuation model requires input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing model does not necessarily provide a reliable single measure of fair value of its employee stock options.

         For purposes of SFAS 123 pro forma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period. The Company's pro forma information is as follows:

                                                      Three Months Ended                     Six Months Ended
                                               June 30, 2004      June 30, 2003      June 30, 2004      June 30, 2003
                                               --------------     --------------     --------------     --------------
Net loss, as reported                          $  (1,042,697)     $  (1,469,690)     $  (2,285,154)     $  (2,901,097)
Deduct: total stock based employee
   compensation expense determined
   under fair value based methods for
   all options, net of related tax effects           (15,723)          (121,827)           (37,386)          (245,529)
                                               --------------     --------------     --------------     --------------

Pro forma net loss                             $  (1,058,240)     $  (1,591,517)     $  (2,322,540)     $  (3,146,626)

Earnings per share:

   Basic - as reported                         $       (0.01)     $       (0.03)     $       (0.01)     $       (0.06)
                                               ==============     ==============     ==============     ==============
   Basic - pro forma                           $       (0.01)     $       (0.03)     $       (0.02)     $       (0.07)
                                               ==============     ==============     ==============     ==============

Weighted average
   common equivalent
   shares outstanding
   basic and diluted                             199,064,000         51,880,000        153,097,000         45,870,000
                                               ==============     ==============     ==============     ==============

(3)      NOTES PAYABLE:

         CONVERTIBLE NOTES PAYABLE:
         --------------------------

         Conversion of Debt
         ------------------

         During the six months ended June 30, 2004 approximately $490,901 of notes payable was converted into approximately 86,876,103 shares of the Company's common stock at an average conversion price of $0.01 per share.

         A summary of convertible notes payable is as follows:

                                          Due                 Principal         Unamortized              Net
                                          Date                 Amount             Discount             Balance
                                                          ----------------    ----------------    ----------------
         La Jolla Cove
         Investors, Inc.          December 12, 2005       $       172,128     $      (124,318)    $        47,810
                                                          ----------------    ----------------    ----------------

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

         NOTE PAYABLE:

         On August 8, 2003 the Company entered into a note payable in the amount of $100,000, with interest at 8.0% per annum, due on August 8, 2008. At June 30, 2004 and December 31, 2003 the balance on the note payable was $104,000, including a lending fee of 4% which is being amortized to interest expense over the term of the note.

(4)      COMMON STOCK:

         During the six months ended June 30, 2004, Ellis Enterprise Limited exercised warrants to purchase 2,198,734 shares of common stock for cash in the amount of $79,254 and its convertible note payable in the amount of $55,000 was converted at an average conversion price of $0.023 into 2,364,575 of the Company's common stock. During the six months ended June 30, 2004, Bristol Investments Fund, Limited exercised warrants to purchase 4,630,810 shares of common stock for cash in the amount of $216,429 and its convertible note payable in the amount of $101,025 and related interest was converted at an average conversion price of $0.023 into 4,317,308 common shares.

         During the six months ended June 30, 2004, the Alpha Capital Akteingesellschaft exercised warrants to purchase 3,897,469 shares of common stock for cash in the amount of $134,014 and its convertible note payable in the amount of $257,004 was converted at an average conversion price of $0.014 into 18,558,840 shares of the Company's common stock.

         During the six months ended June 30, 2004, La Jolla Cove Investors, Inc. exercised warrants to purchase 863,540 shares of common stock for cash in the amount of $863,540 and converted $77,872 of the 7.75% convertible note into 61,635,380 shares of common stock at an average exercise and conversion price of $0.001 per share.

         During the six months ended June 30, 2004, Greenwich Growth Fund Limited exercised warrants to purchase 58,334 shares of common stock for cash in the amount of $2,707.

         During the six months ended June 30, 2004, Stonestreet Capital exercised warrants to purchase 300,000 shares of common stock for cash in the amount of $13,920.

                          ONE VOICE TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(5)      SUBSEQUENT EVENTS:

Securities Purchase Agreement

On August 18, 2004, the Company entered into a securities purchase agreement with four accredited investors, Alpha Capital Aktiengesellschaft, Greenwich Growth Fund Limited, Whalehaven Capital, LP and Whalehaven Fund Limited for the issuance of 7% convertible debentures in the aggregate amount of $700,000. The notes bear interest at 7% (effective interest rate of 146% on the aggregate amount), mature on August 18, 2007, and are convertible into the Company's common stock, at the holders' option, at the lower of (i) $0.085 or (ii) 80% of the average of the three lowest closing bid prices for the common stock on a principal market for the 30 trading days before but not including the conversion date. The note may not be paid, in whole or in part, before August 18, 2007 without the consent of the holder. The full principal amount of the convertible notes is due upon default under the terms of convertible notes. In addition, the Company issued an aggregate of 7,063,774 warrants to the investors (3,531,887 Class A warrants and 3,531,887 Class B warrants).The Class A warrants are exercisable until August 18, 2009 at a purchase price of $.0935 per share. The Class B warrants are exercisable until August 18, 2009 at a purchase price of $.10625 per share. Net proceeds will amount to approximately $621,000, net of debt issue cash cost of $79,000. Pursuant to this offering, the Company has already received $621,000. The fair value of the warrants of $323,000 using Black Scholes option pricing model, cash cost of $79,000 and the beneficial conversion feature of approximately $298,000 will be amortized over the life of the debt using the interest method. Upon conversion of the debt, any unamortized debt issue costs will be charged to expense.

Settlement

The Company entered into an Interim Settlement Agreement and Addendum to Interim Settlement Agreement with La Jolla Cove Investors, Inc. on July 29, 2004 and August 13, 2004, respectively without accepting or denying any wrongdoing. The settlement was a result of a lawsuit filed by La Jolla Cove Investors which asserted that the Company failed to honor certain conversion terms of the December 12, 2003 debenture agreement. In connection with the 7 3/4% convertible debenture, dated December 12, 2003, a May 12, 2004 conversion notice in the amount of $7,200 was converted into 8,353,531 unregistered shares of common stock July 28, 2004. In addition, the Company issued 72,000 "unregistered" shares of common stock July 30, 2004 for the exercise of 72,000 warrants (based on a warrant exercise notice dated May 12, 2004). The warrants have an exercise price of $1.00 per share. According to the terms of the Interim Settlement Agreement, La Jolla Cove Investors, Inc. will issue a second conversion notice effective May 12, 2004, converting $7,200 into 8,353,531 of unregistered shares of common stock and exercise warrants to purchase 72,000 unregistered shares of common stock for cash in the amount of $72,000. The difference between the terms of the original conversion agreement and the terms of the second conversion agreement under the Interim Settlement Agreement are immaterial and accordingly, no expense has been recognized. The Interim Settlement Agreement and Addendum to Interim Settlement Agreement are subject to subsequent registration of the 16,851,062 unregistered shares of the Company's common stock.

You should rely only on the information
contained in this prospectus. We have not
authorized anyone to provide you with
information different from the information           UP TO 35,390,946 SHARES
contained in this prospectus. This document                 OF OUR
may only be used where it is legal to sell               COMMON STOCK
the securities. The information in this
document may only be accurate on the date of this document.

                                TABLE OF CONTENTS

                                        Page
                                        ----

Prospectus Summary                       2
Risk Factors                             3
Use Of Proceeds                          9
Market For Common Equity And Related
     Stockholder Matters                 9                 ONE VOICE
Management's Discussion And Analysis                  TECHNOLOGIES, INC.
     Or Plan Of Operation               10
Business                                15      6333 Greenwich Drive, Suite 240
Management                              19        San Diego, California 92122
Certain Relationships And Related                       (858) 552-4466
     Transactions                       20
Security Ownership Of Certain
     Beneficial Owners
     And Management                     21
Description Of Securities               23
Plan Of Distribution                    24
Selling stockholders                    26
Legal Matters                           28
Experts                                 28             ________________
Available Information                   28
Index To Financial Statements                             PROSPECTUS
                                                       ----------------

                                September 3, 2004

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under the Nevada General Corporation Law and our Articles of Incorporation, as amended, and our Bylaws, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care." This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its stockholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its stockholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

The effect of this provision in our Articles of Incorporation and Bylaws is to eliminate the rights of our Company and our stockholders (through stockholder's derivative suits on behalf of our Company) to recover monetary damages against a director for breach of his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (vi) above. This provision does not limit nor eliminate the rights of our Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, our Bylaws provide that if the Nevada General Corporation Law is amended to authorize the future elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the law, as amended. The Nevada General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE                           AMOUNT
-----------------                           ------
SEC Registration fee                          400.00
Accounting fees and expenses                5,000.00*
Legal fees and expenses                    10,000.00*
                                          -----------
                      TOTAL               $15,400.00*
                                          ===========

* Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

On August 3, 2001, we entered into a settlement agreement with Dominick & Dominick LLC, to be effective September 1, 2001, pursuant to which we issued 110,000 shares of common stock and 300,000 common stock purchase warrants. We relied on Section 4(2) of the Act as a basis of exemption from registration. The Settlement Agreement was entered into in order to settle a dispute regarding a financial consulting agreement which we had entered into with Dominick & Dominick LLC as of May 30, 2000. Such shares and warrants were subsequently transferred to Dominick & Dominick Financial Corp., a Delaware corporation.

In September 2001, we entered into a securities purchase agreement with the Laurus Master Fund, Ltd. for the issuance of a $600,000 8% convertible debenture and 100,000 common stock purchase warrants in reliance on Section 4(2) of the Act and Rule 506. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $.515. The commission for the transaction was 10% ($60,000) and a common stock purchase warrant for 100,000 shares of our stock at an exercise price per share of $.515.

In September 2001, we entered into a securities purchase agreement with the Stonestreet Limited Partnership for the issuance of a $500,000 8% convertible debenture and 83,333 common stock purchase warrants in reliance on Section 4(2) of the Act and Rule 506. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $.515. The commission for the transaction was 10% ($50,000) and a common stock purchase warrant for 83,333 shares of our stock at an exercise price per share of $.515.

In January 2002, we entered into a securities purchase agreement with the Laurus Master Fund, Ltd. and Stonestreet Limited Partnership for the issuance of an aggregate of $1,452,500 principal amount of 4% convertible notes and an aggregate of 500,000 common stock purchase warrants in reliance on Section 4(2) of the Act and Rule 506. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $.96. The commission for the transaction was $87,500 and a 4% convertible note in the amount of $52,500.

On May 7, 2002, we issued 2,666,666 shares of our common stock to Stonestreet Limited Partnership for $800,000. In addition we issued to Stonestreet 300,000 warrants exercisable into shares of our common stock at $.43 per share. We paid $48,000 and issued 75,000 warrants exercisable at $.43 per share as a finder's fee to Stonestreet Corporation. On August 8, 2002, we repriced Stonestreet's May 2002 investment and issued them 833,334 shares of common stock. In addition, we repriced Stonestreet's common stock purchase warrants exercise price to $.20 per share.

On January 7, 2002, we entered into a securities purchase agreement with the Laurus Master Fund, Ltd. and Stonestreet Limited Partnership for the issuance of an aggregate of $1.45 million principal amount of 4% convertible notes and an aggregate of 500,000 common stock purchase warrants in reliance on Section 4(2) of the Act and Rule 506. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $.96. The commission for the transaction was $87,500 and a 4% convertible note in the amount of $52,500. The notes bear interest at 4%, matures on January 7, 2004, and are convertible into our common stock, at the holder's option, at the lower of (i) $0.997 or (ii) 80% of the five lowest VWAPs for the common stock on a principal market for the 30 trading days before but not including the conversion date. VWAP means the daily volume weighted average prices of our common stock. The note may not be paid, in whole or in part, before January 7, 2004 without the consent of the holder. The full principal amount of the convertible notes are due upon default under the terms of convertible notes. The warrants are exercisable until January 5, 2005 at a purchase price of $.96 per share. Subsequently, on May 7, 2002, due to an additional financing, these warrants were repriced at $0.90 per share pursuant to the terms of this financing agreement.

On August 8, 2002, we entered into securities purchase agreement with two accredited investor, Stonestreet Limited Partnership and Alpha Capital Aktiengesellschaft for the issuance of 4% convertible notes in the aggregate amount of $650,000. The notes are convertible into common stock at a conversion price of the lower of $.242 or 80% of the average of the five lowest closing bid prices for the common stock thirty days prior to conversion. In addition, an aggregate of 491,400 common stock purchase warrants were issued to the investors. Each common stock purchase warrant has an exercise price of $.252. The commission for the transactions were 8%. The offering of convertible notes was exempt from registration under Rule 506 of Regulation D and under Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. All persons were accredited investors, represented that they were capable of analyzing the merits and risks of their investment.

During the quarter ended September 30, 2002, we issued an aggregate total of 850,000 options to employees in recognition of their services to One Voice. In addition , we issued 50,000 options to a consultant who provided human resources services. All of the options were pursuant to our stock option plan and have an exercise price of $0.14 per share.

In November 2002, we entered into a securities purchase agreement with three accredited investors, Alpha Capital Aktiengesellschaft, Ellis Enterprises Ltd. and Bristol Investment Fund, Ltd. for the issuance of 4% convertible notes in the aggregate amount of $1,150,000. This amount was broken out into two equal closings of $575,000. The dates for each closing were November 14, 2002 and December 30, 2002. The notes are convertible into common stock at a conversion price of the lower of $ .24 or eighty percent (80%) of the average of the five lowest closing bid prices for the thirty (30) trading days prior to conversion. In addition, an aggregate of 670,842 common stock purchase warrants were issued to the investors, broken out evenly by closing date at 335,421. Each common stock purchase warrant has an exercise price of $.252 and $.204 for the respective closing dates of November 14, 2002 and December 31, 2002. Net proceeds for the closing dates November 14, 2002 and December 31,2002 amounted to $496,000 and $549,000 respectively. The offering of convertible notes was exempt from registration under Rule 506 of Regulation D and under Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. All persons were accredited investors, represented that they were capable of analyzing the merits and risks of their investment.

On April 10, 2003, we entered into a securities purchase agreement with fouraccredited investors, Alpha Capital Aktiengesellschaft, Ellis Enterprises Ltd., Greenwich Growth Fund Limited, and 01144 Limited for the issuance of 4% convertible notes in the aggregate amount of $600,000. The notes bear interest at 4%, mature on April 10, 2005, and are convertible into our common stock, at the holders' option, at the lower of (i) $0.1166 or (ii) 80% of the average of the five lowest closing bid prices for the common stock on a principal market for the 30 trading days before but not including the conversion date. The note may not be paid, in whole or in part, before April 10, 2005 without the consent of the holder. The full principal amount of the convertible notes are due upon default under the terms of convertible notes. In addition, we issued an aggregate of 350,004 warrant to the investors. The warrants are exercisable until April 10, 2008 at a purchase price of $.1272 per share. This prospectus covers the resale by the selling stockholders of the shares of common stock issuable upon conversion of the above-referenced notes and upon exercise of the above-referenced warrants. The offering of convertible notes was exempt from registration under Rule 506 of Regulation D and under Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. All persons were accredited investors, represented that they were capable of analyzing the merits and risks of their investment.

On June 30, 2003, the Company entered into a securities purchase agreement with two accredited investors, Alpha Capital Aktiengesellschaft, and Bristol Investment Fund Limited for the issuance of 4% convertible debentures in the aggregate amount of $500,000. The notes bear interest at 4% (effective interest rate of 60%), mature on June 20, 2005, and are convertible into the Company's common stock, at the holders' option, at the lower of (i) $0.1023 or (ii) 80% of the average of the five lowest closing bid prices for the common stock on a principal market for the 30 trading days before but not including the conversion date. The note may not be paid, in whole or in part, before June 30, 2005 without the consent of the holder. The full principal amount of the convertible notes is due upon default under the terms of convertible notes. In addition, the Company issued an aggregate of 291,670 warrants to the investors. The warrants are exercisable until June 30, 2008 at a purchase price of $.1116 per share. This prospectus covers the resale by the selling stockholders of the shares of common stock issuable upon conversion of the above-referenced notes and upon exercise of the above-referenced warrants. The offering of convertible notes was exempt from registration under Rule 506 of Regulation D and under Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. All persons were accredited investors, represented that they were capable of analyzing the merits and risks of their investment.

On September 17, 2003, the Company entered into a securities purchase agreement with three accredited investors, Alpha Capital Aktiengesellschaft, Ellis International, Ltd. and Bristol Investment Fund Limited for the issuance of 6% convertible debentures in the aggregate amount of $750,000, of which $375,000 was disbursed on September 17, 2003 and $375,000 will be disbursed within 5 days of this prospectus being declared effective by the SEC. The notes bear interest at 4% (effective interest rate of 80%), mature on September 17, 2004, and are convertible into the Company's common stock, at the holders' option, at the lower of (i) $0.0474 or (ii) 78% of the average of the three lowest intraday trading prices on a principal market for the 30 trading days before but not including the conversion date. The note may not be paid, in whole or in part, before September 17, 2004 without the consent of the holder. The full principal amount of the convertible notes is due upon default under the terms of convertible notes. In addition, the Company issued an aggregate of 9,493,662 warrants to the investors. The warrants are exercisable until September 17, 2010 at a purchase price of $0.0474 per share. In addition, we granted these investors a security interest in all of our assets and lowered the exercise price to $0.0474 on all warrants held by these investors. The offering of convertible notes was exempt from registration under Rule 506 of Regulation D and under Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. All persons were accredited investors, represented that they were capable of analyzing the merits and risks of their investment.

In December 2003 we entered into a Securities Purchase Agreement with La Jolla Cove for the sale of (i) a $250,000 convertible debenture and (ii) a warrant to buy up to 2,500,000 shares of our common stock. We have received $150,000 and will receive an additional $100,000 upon this prospectus being declared effective by the Securities and Exchange Commission. The debenture bears interest at 8%, matures in two years from the date of issuance, and is convertible into our common stock. The number of common shares into which this debenture may be converted is equal to the dollar amount of the debenture being converted multiplied by eleven, minus the product of the conversion price, multiplied by ten times the dollar amount of the debenture being converted, divided by the conversion price. The conversion price is equal to the lesser of
(i) $0.25; or (ii) 80% of the average of the three lowest volume weighted average price days during the 20 trading days before but not including the conversion date. The full principal amount of the convertible debentures are due upon default under the terms of convertible debentures. The warrant must be exercised concurrently with a conversion of the debenture for that number of shares of common stock equal to 10 times the dollar amount of the debenture being converted on that conversion date. The exercise price of the warrant is $1.00 per share.

Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with us.

ITEM 27. EXHIBITS.

The following exhibits are included as part of this Form SB-2. References to

"the Company" in this Exhibit List mean One Voice Technologies, Inc., a Nevada corporation.

Exhibit No.             Description
-----------             -----------

               PLANS OF ACQUISITION

   2.1         Merger Agreement and Plan of Reorganization with
               Conversational Systems, Inc. dated June 22, 1999 (filed herewith).

                      ARTICLES OF INCORPORATION AND BYLAWS

   3.1         Articles of Incorporation of Belridge Holdings Corp.
               filed with the Nevada Secretary of State on August 23, 1995 (incorporated by reference to Exhibit 3(i) to our Form 10-SB filed October 7, 1999).

   3.2 Certificate of Amendment of Articles of Incorporation of Belridge Holdings Corp. changing its name to Dead On, Inc. (incorporated by reference to Exhibit 3(i) to our Form 10-SB filed October 7, 1999). The Certificate originally filed on September 25, 1998, was canceled and re-filed with the Nevada Secretary of State on June 10, 1999.

   3.3 Articles of Merger for the merger of Conversational Systems, Inc. into Dead On, Inc. filed with the Nevada Secretary of State on July 14, 1999 with supporting documents (incorporated by reference to Exhibit 2 to our Form 10-SB, filed October 7, 1999). This document changed the name of the surviving entity, Dead On, Inc., to ConversIt.com, Inc.

   3.4 Certificate of Amendment of Articles of Incorporation of ConversIt.com, Inc. changing its name to One Voice
               Technologies, Inc. (incorporated by reference to Exhibit 2 to our Form 10-SB filed October 7, 1999).

   3.5 Bylaws of Belridge Holdings Corp. (incorporated by reference to Exhibit 3(ii) of our Form 10-SB, filed October 7, 1999).

   3.6 Amendment to Bylaws dated July 11, 2000 (excerpted) (incorporated by reference to Exhibit 4.3 of our Form S-8, filed October 3,
               2000).

   3.7 Certificate of Amendment of Articles of Incorporation increasing One Voice's common stock to 250,000,000.

Exhibit No.             Description
-----------             -----------

               INSTRUMENTS DEFINING RIGHTS OF SECURITY HOLDERS

   4.1 Common Stock Purchase Warrant with Veritas SG Investments from the January 2000 offering (incorporated by reference to Exhibit
               4.1 of our Form SB-2, filed November 11, 2000).

   4.2 Form of Common Stock Purchase Warrant from the March 2000 offering (incorporated by reference to Exhibit 4.1 of our Form SB-2, filed November 11, 2000).

   4.3 Securities Purchase Agreement ("SPA") with Nevelle Investors LLC dated October 3, 2000, and Form of Debenture (Exhibit A to the SPA), Form of Warrant (Exhibit B to the SPA), Conditional Warrant dated October 3, 2000 (Exhibit C to the SPA) and Registration Rights Agreement dated October 3, 2000 (Exhibit E to the
               SPA), each with Nevelle Investors LLC (incorporated by reference to Exhibit 4 to our Form 10-QSB, filed November 14, 2000).

               OPINION REGARDING LEGALITY

   5.1         Sichenzia Ross Friedman Ference LLP Opinion and Consent
               (filed herewith).

               MATERIAL CONTRACTS

   10.1 Employment Agreement with Dean Weber dated July 14, 1999 (incorporated by reference to Exhibit 10 to our Form 10-SB, filed October 7, 1999). This agreement was amended on April 10, 2000, to increase Mr. Weber's annual salary to $252,000.

   10.2 Consulting Agreement with KJN Management Ltd. For the services of Rahoul Sharan dated July 14, 1999 (incorporated by reference to
               Exhibit 10 to our Form 10-SB, filed October 7, 1999). This agreement was amended on April 10, 2000, to increase the annual consulting fee to $180,000.

   10.3 Software Agreement with IBM/OEM dated September 21, 1999 (incorporated by reference to Exhibit 4.4 to our Form SB-2 filed November 20, 2000).

   1.04 Software License Agreement with Philips Spech Processing dated March 3, 2000 (incorporated by reference to Exhibit 4.4 to our Form SB-2 filed November 20, 2000) .

   10.5        Amended and Restated 1999 Stock Option Plan
               (incorporated by reference to Exhibit 4.4 to our Form S-8, Amendment No. 1, filed October 4, 2000).

   10.6 Subscription Agreement dated August 8, 2002 (incorporated by reference to our registration statement on Form SB-2 filed September 12, 2002)

   10.7 Alpha Capital Note dated August 8, 2002 (incorporated by reference to our registration statement on Form SB-2 filed September 12, 2002)

   10.8 Alpha Capital Warrant dated August 8, 2002 (incorporated by reference to our registration statement on Form SB-2 filed September 12, 2002)

   10.9 Stonestreet Note dated August 8, 2002 (incorporated by reference to our registration statement on Form SB-2 filed September 12,
               2002)

   10.10 Stonestreet Warrant dated August 8, 2002 (incorporated by reference to our registration statement on Form SB-2 filed September 12, 2002)

   10.11 Subscription Agreement dated November 14, 2002 (incorporated by reference to our registration statement on Form SB-2 filed April 30, 2003)

Exhibit No.             Description
-----------             -----------

   10.12 Alpha Capital Note dated November 14, 20002 (incorporated by reference to our registration statement on Form SB-2 filed April 30, 2003)

   10.13 Alpha Capital Warrant dated November 14, 2002 (incorporated by reference to our registration statement on Form SB-2 filed April 30, 2003)

   10.14 Ellis Note dated November 14, 2002 (incorporated by reference to our registration statement on Form SB-2 filed May 6, 2003)

   10.15 Ellis Warrant dated November 14, 2002 (incorporated by reference to our registration statement on Form SB-2 filed May 6, 2003)

   10.16 Bristol Note dated November 14, 2002 (incorporated by reference to our registration statement on Form SB-2 filed May 6, 2003)

   10.17 Bristol Warrant dated November 14, 2002 (incorporated by reference to our registration statement on Form SB-2 filed April 30, 2003)

   10.18 Subscription Agreement dated April 10, 2003 (incorporated by reference to our registration statement on Form SB-2 filed April 30, 2003)

   10.19       Form of Warrant dated June 30, 2003

   10.20       Subscription Agreement dated September 17, 2003

   10.21       Form of convertible note dated September 17, 2003

   10.22       Form of Warrant dated September 17, 2003

   10.23       Security Agreement dated September 17, 2003

   10.24       Modification Agreement dated September 17, 2003

   10.25       La Jolla Convertible Debenture

   10.26       La Jolla Registration Rights Agreement

   10.27       La Jolla Letter Agreement

   10.28       La Jolla Securities Purchase Agreement

   10.29       La Jolla Warrant

   10.30       La Jolla Letter Agreement

   10.31       Subscription Agreement dated August 18, 2004

   10.32       Form of Convertible Note dated August 18, 2004

   10.33       Form of Class A Warrant dated August 18, 2004

   10.34       Form of Class B Warrant dated August 18, 2004

               CONSENTS OF EXPERTS AND COUNSEL

   23.1        Consent of independent auditors (filed herewith).

   23.2        Consent of legal counsel (see Exhibit 5).

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of San Diego, State of California, on September 3, 2004.

                          ONE VOICE TECHNOLOGIES, INC.

BY: /S/ DEAN WEBER
    ----------------------
    DEAN WEBER, PRESIDENT

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


          SIGNATURE                          TITLE                                  DATE

/s/ Dean Weber                 Chief Executive Office, Director             September 3, 2004
--------------------------     and Acting CFO
Dean Weber

/s/ Rahoul Sharan              Director                                     September 3, 2004
--------------------------
Rahoul Sharan

/s/ Bradley J. Ammon           Director                                     September 3, 2004
--------------------------
Bradley J. Ammon
